                                                                    Exhibit 10.4

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                   SYMPHONY ACQUISITION VEHICLE, S.A. DE C.V.

                            CINEMEX ACQUISITION CORP.

           CONSOLIDATED PRESS HOLDINGS LIMITED (ACN 008 394 509)

                      HOYTS CINEMAS LTD. (ACN 066 234 900)

                          HOYTS EUROPEAN HOLDINGS, B.V.

                          HOYTS CINEMAS AMERICA LIMITED

                    STICHTING ADMINISTRATIEKANTOOR STRAWINSKY

                        HOYTS EMERGING TERRITORIES, LTD.

                   CINEMAS HOYTS DE MEXICO, S. DE R.L. DE C.V.

                                       AND

                           GRUPO CINEMEX, S.A. DE C.V.

                            DATED AS OF JUNE 19, 2002

                                TABLE OF CONTENTS

                                                                             Page
1.    Definitions...........................................................   2

2.    Purchase, Sale and Transfer of Shares; Closing........................  14
      2.1   PURCHASE AND SALE OF SHARES.....................................  14
      2.2   PURCHASE PRICE..................................................  14
      2.3   CLOSING.........................................................  14
      2.4   ESTIMATED NET ASSETS/LIABILITIES AND RECENT CAPITAL EXPENDITURES  14
      2.5   CLOSING OBLIGATIONS.............................................  14
      2.6   POST-CLOSING PRICE ADJUSTMENT...................................  15
      2.7   MANNER OF PAYMENT...............................................  17

3.    Representations and Warranties Relating to Mexico SRL.................  18
      3.1   ORGANIZATION....................................................  18
      3.2   AUTHORITY; NO CONFLICT..........................................  18
      3.3   CAPITALIZATION..................................................  19
      3.4   BOOKS AND RECORDS...............................................  20
      3.5   TITLE TO ASSETS.................................................  20
      3.6   NO LIABILITIES..................................................  20
      3.7   FINANCIAL STATEMENTS, ETC.......................................  21
      3.8   TAXES...........................................................  22
      3.9   COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.  23
      3.10  LEGAL PROCEEDINGS; ORDERS.......................................  23
      3.11  CONTRACTS.......................................................  24
      3.12  GENERAL/HOLDING COMPANY.........................................  24
      3.13  BROKERS OR FINDERS..............................................  24
      3.14  CERTAIN PAYMENTS................................................  24

4.    Representations and Warranties and Certain Agreements of Shareholders.  25
      4.1   ORGANIZATION AND GOOD STANDING..................................  25
      4.2   AUTHORITY; NO CONFLICT..........................................  25
      4.3   LEGAL PROCEEDINGS; ORDERS.......................................  26
      4.4   TITLE TO SHARES.................................................  26
      4.5   RELATIONSHIPS WITH RELATED PERSONS..............................  26
      4.6   BROKERS OR FINDERS..............................................  27

5.    Representations and Warranties of Cinemex.............................  27

6.    Representations and Warranties of Buyers..............................  27
      6.1   ORGANIZATION AND GOOD STANDING..................................  27
      6.2   AUTHORITY; NO CONFLICT..........................................  27
      6.3   CERTAIN PROCEEDINGS.............................................  28
      6.4   BROKERS OR FINDERS..............................................  28
      6.5   AVAILABLE FUNDS.................................................  28

                                                                             Page
                                                                             ----
      6.6   NO ADDITIONAL REPRESENTATIONS...................................  28

7.    Covenants Prior to Closing Date.......................................  29
      7.1   ACCESS AND INVESTIGATION........................................  29
      7.2   OPERATION OF BUSINESS...........................................  29
      7.3   LOAN AGREEMENT..................................................  29
      7.4   Negative Covenants..............................................  30
      7.5   REQUIRED APPROVALS..............................................  30
      7.6   NOTIFICATION....................................................  31
      7.7   NO NEGOTIATION..................................................  31
      7.8   BEST EFFORTS....................................................  31

8.    Conditions Precedent to Buyers' Obligation to Close...................  31
      8.1   ACCURACY OF REPRESENTATIONS.....................................  32
      8.2   THE SHAREHOLDERS, MEXICO SRL'S AND CINEMEX'S PERFORMANCE........  32
      8.3   CONSENTS........................................................  32
      8.4   NO ORDER........................................................  33
      8.5   NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS.............  33
      8.6   NO PROHIBITION..................................................  33
      8.7   OTHER CLOSINGS..................................................  33
      8.8   DIRECTORS/OFFICERS..............................................  33

9.    Conditions Precedent to Shareholders' Obligation to Close.............  33
      9.1   ACCURACY OF REPRESENTATIONS.....................................  33
      9.2   BUYERS' PERFORMANCE.............................................  34
      9.3   NO ORDER........................................................  34
      9.4   NO PROHIBITION..................................................  34
      9.5   LOAN AGREEMENT..................................................  34

10.   Termination...........................................................  34
      10.1  TERMINATION EVENTS..............................................  34
      10.2  EFFECT OF TERMINATION...........................................  35

11.   Indemnification; Remedies.............................................  35
      11.1  SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE....  35
      11.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE SHAREHOLDERS......  35
      11.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYERS................  39
      11.4  TIME LIMITATIONS................................................  39
      11.5  LIMITATIONS ON AMOUNT - SHAREHOLDERS............................  40
      11.6  LIMITATIONS ON AMOUNT - BUYERS..................................  40
      11.7  PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS..............  40
      11.8  PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS....................  42
      11.9  ADDITIONAL PROVISIONS REGARDING TAX INDEMNIFICATION.............  42
      11.10 FILING OF THE CINEMEX COMPANIES' TAX RETURNS....................  45
      11.11 COOPERATION ON THE CINEMEX COMPANIES' TAX MATTERS...............  45
      11.12 ALLOCATION OF TAX LIABILITY FOR OVERLAP PERIODS.................  46
      11.13 CERTAIN MISCELLANEOUS TAX MATTERS...............................  46

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
      11.14 NOTICES AND DETERMINATION BY SHAREHOLDERS.......................  47
      11.15 FILING OF TAX MEXICO SRL RETURNS................................  47
      11.16 COOPERATION ON MEXICO SRL TAX MATTERS...........................  48
      11.17 USE OF COMMERCIALLY REASONABLE EFFORTS..........................  48
      11.18 . From and after the Closing Date, Cinemex shall, and
            Buyers shall cause the relevant Cinemex Companies to, use
            their commercially reasonable efforts to prevent the
            occurrence of any Disruption and/or the Santa Fe Event..........  48

12.   Other Post-Closing Matters............................................  48
      12.1  RELEASE AND DISCHARGE...........................................  48
      12.2  REDEMPTION......................................................  49
      12.3  SUCCESSORS......................................................  50
      12.4  NAME CHANGE.....................................................  50

13.   General Provisions....................................................  50
      13.1  EXPENSES........................................................  50
      13.2  PUBLIC ANNOUNCEMENTS............................................  50
      13.3  NOTICES.........................................................  50
      13.4  FURTHER ASSURANCES..............................................  53
      13.5  WAIVER..........................................................  53
      13.6  ENTIRE AGREEMENT AND MODIFICATION...............................  54
      13.7  SCHEDULES.......................................................  54
      13.8  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS..............  54
      13.9  SEVERABILITY....................................................  55
      13.10 SECTION HEADINGS, CONSTRUCTION..................................  55
      13.11 GOVERNING LAW...................................................  55
      13.12 JURISDICTION....................................................  55
      13.13 COUNTERPARTS....................................................  55



Exhibits
Exhibit 2.5(a)(iii)-A           Form of Opinion of Mexico counsel to Parents
Exhibit 2.5(a)(iii)-B           Form of Opinion of Australia counsel to Parents
Exhibit 2.5(a)(vii)             Powers of Attorney/Proxy Letters
Exhibit 7.3                     Form of Loan Agreement
Exhibit 11.2(c)                 Projected Cash Flow
Exhibit A                       Cinemex Recent Capital Expenditures


Schedules
Schedule A                      Capitalization of Mexico SRL
Schedule B                      Cinemex Representations and Warranties

            Annexes
            Annex 5.1                Organization
            Annex 5.2                Authority; No Conflict
            Annex 5.3                Capitalization as of Immediately Prior to the Recapitalization

                                                                            Page
                                                                            ----


            Annex 5.4                Recapitalization
            Annex 5.5                Current Capitalization
            Annex 5.6                Financial Statements
            Annex 5.7                Books and Records
            Annex 5.8                Title to Properties; Encumbrances
            Annex 5.9                Condition and Sufficiency of Assets; Recent Capital Expenditures
            Annex 5.10               Undisclosed Liabilities
            Annex 5.11               Taxes
            Annex 5.13               Employee Benefits
            Annex 5.14               Compliance with Mexican Legal Requirements; Mexican
                                     Governmental Authorizations
            Annex 5.15               Legal Proceedings; Orders
            Annex 5.16               Absence of Certain Changes and Events
            Annex 5.17               Contracts
            Annex 5.18               Insurance
            Annex 5.19               Environmental Matters
            Annex 5.20               Employees
            Annex 5.21               Labor Relations; Compliance
            Annex 5.22               Intellectual Property
            Annex 5.24               Relationships with Related Persons

Schedule C              Shareholder Percentages
Schedule 3.7            Financial Statements - Mexico SRL
Schedule 3.8            Taxes
Schedule 6.2            Authority; No Conflict

                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of June 19, 2002, among Symphony Acquisition Vehicle, S.A. de C.V., a corporation organized under the laws of Mexico ("MAV"), Cinemex Acquisition Corp., a corporation organized under the laws of Delaware ("USAC" and collectively with MAV, the "Buyers"), Consolidated Press Holdings Limited (ACN 008 394 509), a corporation organized under the laws of Australia ("CPH"), Hoyts Cinemas Ltd. (ACN 066 234
900), a corporation organized under the laws of Australia ("HCL," collectively with CPH, "Parents"), Hoyts European Holdings, B.V., a corporation organized under the laws of the Netherlands ("NA"), Hoyts Cinemas America Limited, a corporation organized under the laws of Barbados ("HAL"), Stichting Administratiekantoor Strawinsky, a managing company organized under the laws of the Netherlands ("Strawinsky"), Hoyts Emerging Territories, Ltd., a corporation organized under the laws of Barbados ("Barbados"), Cinemas Hoyts de Mexico, S. de R.L. de C.V., a corporation organized under the laws of Mexico ("Mexico SRL"), and Grupo Cinemex, S.A. de C.V., a corporation organized under the laws of Mexico ("Cinemex"), pursuant to the following recitals and clauses:

                                    RECITALS

      A. WHEREAS, at a General Extraordinary Shareholders Meeting of Cinemex (the "General Shareholders Meeting") held on June 7, 2002, Cinemex's shareholders approved the Recapitalization (as defined below) of Cinemex;

      B. WHEREAS, all steps of the Recapitalization were effected by Cinemex on June 7, 2002;

      C. WHEREAS, simultaneously with the execution and delivery of this Agreement, USAC has entered into that certain Stock Purchase Agreement (the "Cinemex Purchase Agreement") among Cinemex LLC ("USLLC"), USAC, Cinemex, Matthew D. Heyman, BBVA Bancomer, S.A., Institucion de Banca Multiple, Grupo Financiero, BBVA Bancomer Division Fiduciaria, as Trustee (the "Concentration Trustee") of the Irrevocable Trust Agreement No. F147016-1, dated as of June 13, 2002, among the Concentration Trustee, on its own behalf and on behalf of certain of Cinemex's shareholders, and certain other shareholders of Cinemex, pursuant to which it is contemplated that USLLC and USAC will purchase certain shares of Series P Preferred Stock and Common Stock (each as defined below);

      D. WHEREAS, simultaneously with the execution and delivery of this Agreement and the Cinemex Purchase Agreement, USLLC, USAC and MAV have entered into that certain Inducement Agreement, dated, as of the date hereof, among USLLC, USAC, MAV, Cinemex, Miguel Angel Davila Guzman and Adolfo Fastlicht Kurian (the "Inducement Agreement") pursuant to which Messrs. Davila and Fastlicht will, among other things, make representations and warranties to, and agree to indemnify and reimburse, Buyers and USLLC with respect to certain matters relating to Cinemex;

      E. WHEREAS, Mexico SRL's sole asset consists of the Cinemex Stock (as defined below) and a receivable from The Hoyts Corporation Pty. Ltd. in the aggregate amount of $34'182,225 pesos (the "Intercompany Receivable");

      F. WHEREAS, NA, HAL and Strawinsky (the "Sellers"), collectively own the Series A Interests (as defined below) and Series B Interests (as defined below) set forth on Schedule A (collectively, the Series A Interests and Series B Interests are referred to herein as the "Transferred Interests");

      G. WHEREAS, Barbados owns the Series P Interests (as defined below) set forth opposite its name on Schedule A, which represent all of the issued and outstanding Series P Interests and which will be redeemed on the first business day immediately following the date on which the Closing (as defined below) occurs (the "Retained Interests");

      H. WHEREAS, Sellers and Barbados collectively hold 100% of the issued and outstanding equity interests in Mexico SRL;

      I. WHEREAS, Parents directly or indirectly own 100% of the issued and outstanding shares of capital stock and other securities of Sellers (other than Strawinsky) and Barbados;

      J. WHEREAS, in order to indirectly acquire the Cinemex Stock (as defined below), Buyers have agreed to purchase from Sellers, and Sellers have agreed to sell to Buyers, the Transferred Interests, and Barbados has agreed to engage in the Redemption, upon the terms and subject to the conditions set forth in this Agreement; and

      K. WHEREAS, Buyers desire to acquire the Cinemex Stock held by Mexico SRL.

      The parties, intending to be legally bound and based on the foregoing recitals, hereby agree to grant the following:

                                     CLAUSES

1.    DEFINITIONS.

      For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

      "Accountants" shall mean Galaz, Gomez Morfin, Chavero, Yamazaki, S.C.

      "Adjustment Amount" shall mean the sum of Recent Capital Expenditures and the Net Assets/Liabilities, minus the sum of Estimated Net Assets/Liabilities and Estimated Recent Capital Expenditures.

      "Advisors" shall have the meaning set forth in Section 7.1.

      "Affected Theatre" shall have the meaning set forth in Section 11.2(c)(i).

      "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

      "Barbados" shall have the meaning set forth in the first paragraph of this Agreement.

      "Best Efforts" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to attempt to achieve such result as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or would require such Person to pay any consideration or otherwise incur any liability or obligation except where such consideration, liability or obligation is insubstantial and immaterial.

      "Breach" - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach or failure.

      "Buyer Indemnified Persons" shall have the meaning set forth in Section 11.2(a).

      "Buyers" shall have the meaning set forth in the first paragraph of this Agreement.

      "Buyers Basket Amount" shall mean one and one-half percent (1.5%) of the Equity Value.

      "Buyers Cap Amount" shall mean twenty-five percent (25%) of the Equity Value.

      "Capitalized Lease Obligations" shall mean an obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP, and for purposes hereof the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

      "Cinemex" shall have the meaning set forth in the first paragraph of this Agreement.

      "Cinemex Companies" shall mean Cinemex and its Subsidiaries, collectively.

      "Cinemex Indebtedness" shall mean (i) all obligations of the Cinemex Companies for borrowed money (including, without limitation, the principal amount outstanding under the Non-Revolving Credit Agreement dated October 11, 2001 among Cadena Mexicana de Exhibicion, S.A. de C.V., BankBoston, N.A., General Electric Capital Corporation, Scotiabank Inverlat, S.A. and BBVA Bancomer, S.A. (which, as of the Closing Date, shall be valued at the average of the bid and ask peso/United States Dollar inter-bank exchange rate as agreed to by Cinemex and Buyers on the Closing Date) and any unpaid fees, interest and other amounts payable thereunder), (ii) all obligations of the Cinemex Companies evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of the Cinemex Companies to pay the deferred purchase price of property or services, except current trade accounts payable arising in the Ordinary Course of Business, (iv) all of the Cinemex Companies' Capitalized Lease Obligations, and (v) all obligations of the Cinemex Companies to reimburse or repay any bank or other Person in respect of amounts paid or available to be drawn under a letter of credit or banker's acceptance (each such obligation to be valued at the face amount of such instrument).

      "Cinemex Purchase Agreement" shall have the meaning set forth in the Recitals to this Agreement.

      "Cinemex Stock" shall mean the 1,137,963 shares of Series P Preferred Stock owned beneficially and of record by Mexico SRL.

      "Closing" shall have the meaning set forth in Section 2.3.

      "Closing Balance Sheet" shall have the meaning set forth in Section
2.6(a).

      "Closing Cash Notional Payment" shall mean $2,750'000,000.00 pesos plus the Estimated Net Assets/Liabilities (if a positive number) or minus the absolute value of the Estimated Net Assets/Liabilities (if a negative number) plus the Estimated Recent Capital Expenditures.

      "Closing Date" shall mean the date on which the Closing takes place.

      "CMEX" shall mean CMEX Investors, L.P.

      "Common Stock" shall mean Cinemex's "Series B" registered, common, with full voting rights, non-par value shares.

      "Competing Business" shall have the meaning set forth in Section 5.24 of Schedule B attached hereto.

      "Concentration Trustee" shall have the meaning set forth in the Recitals to this Agreement.

      "Confidentiality Agreement" shall mean the letter agreement, dated May 13, 2002, among Onex Investment Corp., Oaktree Capital Management, Cinemex and the other parties thereto.

      "Consent" shall mean any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

      "Contemplated Transactions" shall mean all of the transactions contemplated by this Agreement and the Cinemex Purchase Agreement, and the following:

            (a) the sale of the Transferred Interests by Sellers to Buyers (or Buyers' designee) and the purchase by Buyers (or Buyers' designee) of the Transferred Interests from Sellers;

            (b) Buyers', direct or indirect, acquisition and ownership of the Transferred Interests and exercise of control over Mexico SRL;

            (c) the entering into the Loan Agreement in connection with the Redemption and the consummation of the transactions contemplated thereby;

            (d) the Redemption, which shall occur on the first business day immediately following the Closing;

            (e) the execution, delivery and performance of the Cinemex Purchase Agreement and the documents and agreements contemplated thereby by the parties thereto;

            (f) the execution, delivery and performance of the Inducement Agreement and the documents and agreements contemplated thereby by the parties thereto;

            (g) the Recapitalization; and

            (h) the performance by the parties hereto and the performance by the parties to the Cinemex Purchase Agreement and the Inducement Agreement of their respective covenants and obligations under each of this Agreement, the Cinemex Purchase Agreement and the Inducement Agreement, respectively.

      "Contract" shall mean any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

      "CPH" shall have the meaning set forth in the first paragraph of this Agreement.

      "CPH Financial Report" shall have the meaning set forth in Section 3.7(b).

      "Damages" shall have the meaning set forth in Section 11.2(a).

      "Disruption" shall have the meaning set forth in Section 11.2(c)(i).

      "Encumbrance" shall mean any charge, claim, community property interest, condition, lien, option, pledge, mortgage, guaranty trust, easement, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

      "Equity Value" shall mean the sum of $2,750'000,000.00 pesos plus the Recent Capital Expenditures, plus the Net Assets/Liabilities (if a positive number) or minus the absolute value of the Net Assets/Liabilities (if a negative number).

      "ESOP" shall mean the Cinemex Employee Stock Option Plan.

      "ESOP Payment" shall have the meaning set forth in the definition of "Recapitalization".

      "Estimated Net Assets/Liabilities" shall have the meaning set forth in
Section 2.4.

      "Estimated Recent Capital Expenditures" shall have the meaning set forth in Section 2.4.

      "Existing Stockholders Agreement" shall have the meaning set forth in
Section 3.5.

      "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is a child or grandchild of such individual's grandparents and (iv) any other natural person who regularly resides with such individual.

      "GAAP" shall mean (i) in the case of the Cinemex Companies, generally accepted accounting principles in Mexico, (ii) in the case of Mexico SRL, generally accepted accounting principles in Mexico and (iii) in the case of CPH, generally accepted accounting principles of Australia, in each case applied on a consistent basis.

      "General Shareholders Meeting" shall have the meaning set forth in the Recitals to this Agreement.

      "Governmental Authorization" shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "Governmental Body" shall mean any:

            (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

            (b) federal, state, local, municipal, foreign or other government;

            (c) governmental authority of any nature (including any governmental agency, branch, department, official or entity, centralized or decentralized, commission, government owned or controlled entities and any court or other tribunal);

            (d) multi-national organization or body; or

            (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

      "HAL" shall have the meaning set forth in the first paragraph of this Agreement.

      "HCL" shall have the meaning set forth in the first paragraph of this Agreement.

      "Hoyts Attributable Damages" shall mean, at any time, the product of (i) the aggregate Damages for the matters described in Sections 11.2(a)(i), 11.2(a)(ii), 11.2(a)(iii), 11.2(a)(iv) or 11.2(a)(v) for which Buyers are entitled to indemnification (without regard to Section 11.5) and (ii) the Hoyts Percentage.

      "Hoyts Basket Amount" shall mean the product of (x) one and one-half percent (1.5%) of the Equity Value and (y) the Hoyts Percentage.

      "Hoyts Cap Amount" shall mean the product of (x) twenty five percent (25%) of the Equity Value and (y) the Hoyts Percentage.

      "Hoyts Percentage" shall mean 29.9350%.

      "HSR Act" shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

      "Inducement Agreement" shall have the meaning set forth in the Recitals to this Agreement.

      "Indebtedness" shall mean (i) all obligations of Mexico SRL for borrowed money, (ii) all obligations of Mexico SRL evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of Mexico SRL to pay the deferred purchase price of property or services, (iv) all Capitalized Lease Obligations of Mexico SRL, (v) all obligations of Mexico SRL to reimburse or repay any bank or other Person in respect of amounts paid or available to be drawn under a letter of credit or banker's acceptance (each such obligation to be valued at the face amount of such instrument), and (vi) any guaranty or other similar obligation to pay any Indebtedness or other obligation of another Person or any other contingent obligation for money borrowed or otherwise in favor of any Person (each such obligation to be valued at the maximum liability or obligation thereunder).

      "Intercompany Receivable" shall have the meaning set forth in the Recitals to this Agreement.

      "Interests" shall mean the Retained Interests and the Transferred Interests, collectively.

      "JPM" shall mean JPMCC Belgium, SCA, and Sixty Wall Street Belgium, SCA, collectively.

      "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

            (a) such individual is actually aware of such fact or other matter;
or

            (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of performance of such individual's regular employment duties.

      A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, general partner, executor or trustee of such Person (or in any similar capacity) has, or at any time prior to the Closing Date had, Knowledge of such fact or other matter.

      "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, decree, ordinance, regulation, statute or treaty.

      "Lender" shall mean MAV.

      "Loan Agreement" shall have the meaning set forth in Section 7.3.

      "Loan Amount" shall have the meaning set forth in Section 7.3.

      "Major Disruption" shall have the meaning set forth in Section
11.2(c)(ii).

      "Management Trust Agreement" shall mean that certain Trust Agreement No. F25234 dated as of March 24, 1995, among Cinemex, Miguel Angel Davila Guzman, Adolfo Fastlicht Kurian, Matthew D. Heyman and BBVA Bancomer, S.A., Institucion de Banca Multiple, Grupo Financiero, as trustee, as amended.

      "Material Adverse Effect" shall mean any events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, assets, financial condition or results of operations of the Cinemex Companies, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect, any adverse effect principally attributable to either of the following shall be disregarded: (i) general political, economic, business, industry or financial market conditions; and (ii) the taking of any action specifically required by this Agreement.

      "MAV" shall have the meaning set forth in the first paragraph to this Agreement.

      "Mexican Governmental Authorization" shall mean any Governmental Authorization issued, granted, given or otherwise made available by or under the authority of any Mexican Governmental Body or pursuant to any Mexican Legal Requirement.

      "Mexican Governmental Body" shall mean any:

            (a) Mexican federal, state, county, city, town, village, district or other jurisdiction of any nature;

            (b) Mexican federal, state, local, municipal, or other government;

            (c) Mexican governmental authority of any nature (including any governmental agency, branch, department, official or entity, centralized or decentralized, commission, government owned or controlled entities and any court or other tribunal);

            (d) multi-national organization or body of which Mexico is a party;
or

            (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature in Mexico.

      "Mexican Legal Requirement" shall mean any administrative order, constitution, law, decree, ordinance, regulation or statute enacted or promulgated by any Mexican Governmental Body.

      "Mexico" shall mean the United Mexican States.

      "Mexico SRL" shall have the meaning set forth in the first paragraph of this Agreement.

      "Mexico SRL Balance Sheet" shall have the meaning set forth in Section 3.7(a).

      "Minor Disruption" shall have the meaning set forth in Section 11.2(c).

      "NA" shall have the meaning set forth in the first paragraph to this Agreement.

      "Net Assets/Liabilities" shall mean, with respect to the Cinemex Companies, as of the close of business on the Closing Date (unless another date is specified in this Agreement), (a) the sum of (i) current assets, (ii) long-term employee receivables and (iii) long-term creditable value added taxes, minus (b) all Cinemex Indebtedness and other current and deferred liabilities (including without limitation, the amount of advance sales and any amounts payable in respect of the expenses to be paid by Cinemex in accordance with
Section 11.1 of the Cinemex Purchase Agreement, unless such expenses are satisfied prior to the date as of which Net Assets/Liabilities is being determined), as shall be finally determined in accordance with Section 2.6. Net Assets/Liabilities may be a positive or negative number and shall be in pesos. For this purpose, there shall be taken into account $13'500,000 pesos in respect of liability for deferred income taxes and no amount in respect of short-term or long-term deferred income for advances by the Coca Cola Company. In determining Net Assets/Liabilities, (i) any funds advanced by Buyers or their affiliates (whether as loans, capital or similar contributions, amounts in respect of future capital increases or otherwise) shall be disregarded, (ii) the amount of the ESOP Payment shall, unless satisfied prior to the date as of which Net Assets/Liabilities is being determined, be treated as a current liability and
(iii) the receivable from certain of the Cinemex's shareholders (in the amount of $922,000 pesos as of May 31, 2002) shall be disregarded.

      "Net Assets/Liabilities Statement" shall have the meaning set forth in
Section 2.6(a).

      "Order" shall mean any award, decision, injunction, judgment, settlement, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

      "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

            (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

            (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

            (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business, of comparable size in terms of revenue, and similarly closely-held in terms of stock ownership, as such Person.

      "Organizational Documents" shall mean (a) the articles or certificate of incorporation, the by-laws or code of regulations, shareholder resolutions and transitory clauses of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership;
(d) the operating or limited liability company agreement and the certificate of formation of a limited liability company; (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

      "Overlap Period" means any taxable period beginning on or before and ending after the Closing Date.

      "Parents" shall have the meaning set forth in the first paragraph of this Agreement.

      "Percentage" shall mean with respect to each Shareholder herein and the Persons selling securities under the Cinemex Purchase Agreement and the other Persons named on Schedule C, the percentage set forth opposite such Person's name under the caption "Percentage" in Schedule C hereto.

      "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      "pesos" or "$" shall mean Mexican pesos, legal tender of Mexico (except where otherwise specifically indicated to be United States dollars).

      "Post-Closing Adjustment Notice Date" shall have the meaning set forth in
Section 2.6.

      "Post-Closing Representative" shall have the meaning set forth in Section 2.6.

      "Post-Closing Tax Period" means (i) any taxable period beginning after the Closing Date and (ii) the portion of any Overlap Period beginning immediately after the Closing Date and ending on the close of business of the last day of such Overlap Period.

      "Pre-Closing Tax Period" means (i) any taxable period ending on or before the close of business of the Closing Date and (ii) the portion of any Overlap Period beginning on the first day of such Overlap Period and ending on the close of business of the Closing Date.

      "Pre-Closing Taxes" shall mean the Taxes attributable to any Pre-Closing Tax Period.

      "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, commercial, labor, tax, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, arbitrator or other tribunal.

      "Projected Cash Flow" shall have the meaning set forth in Section 11.2(c)(ii).

      "Protest Notice" shall have the meaning set forth in Section 2.6(b).

      "Reallocated Matter" shall have the meaning set forth in Section 11.14.

      "Recapitalization" consists of each of the following steps: (i) conversion of each share of Common Stock held by each Person who is a Series P Shareholder immediately prior to the Recapitalization into one share of Series P Preferred Stock; (ii) conversion of each share of Common Stock held by each of Adolfo Fastlicht Kurian and Miguel Angel Davila Guzman immediately prior to the Recapitalization into one share of Series PRD Preferred Stock; (iii) cancellation of each share of Common Stock issued and held immediately prior to the

Recapitalization in the treasury of Cinemex and or reserved for subscription under the ESOP in exchange for the payment of $50'251,608.84 pesos in the aggregate (the "ESOP Payment"); (iv) cancellation of all shares of Common Stock held immediately prior to the time of the Recapitalization in treasury of Cinemex pending subscription; (v) termination of the Management Trust Agreement and the Existing Stockholders Agreement; and (vi) amendment of Cinemex's bylaws to, among other things, eliminate any rights of first refusal, all other restrictions on transfer of shares of Cinemex's capital stock and all minority rights contained therein.

      "Recent Capital Expenditures" shall mean the aggregate amount of capital expenditures made by the Cinemex Companies subsequent to April 1, 2002 and through and including the Closing Date in the projects identified on Annex 5.9 to Schedule B to this Agreement, solely to the extent that the cumulative total amount expended on such projects by the Cinemex Companies exceeds $74'500,000.00 pesos, as shall be determined in accordance with Section 2.6.

      "Redemption" shall have the meaning set forth in Section 12.2.

      "Redemption Price" shall have the meaning set forth in Section 12.2.

      "Refund Threshold" shall mean, at any time, 0.5% of the Equity Value, reduced by amounts of refunds of Pre-Closing Taxes previously received by any Cinemex Company and retained by it pursuant to the application of clause (ii) of
Section 11.9(a).

      "Related Person" shall mean, with respect to a particular individual:

            (a) each other member of such individual's Family;

            (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

            (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

            (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

            (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

            (b) any Person that holds a Material Interest in such specified Person;

            (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

            (d) any Person in which such specified Person holds a Material Interest;

            (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

            (f) any Related Person of any individual described in clause (b) or
(c).

            For purposes of this definition "Material Interest" shall mean direct or indirect beneficial ownership of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding shares or equity interests in a Person.

            For purposes of this definition "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      "Releasee" and "Releasees" shall have the meaning set forth in Section
12.1.

      "Representative" shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

      "Required Shareholders" shall have the meaning set forth in Section 2.6.

      "Retained Interests" shall have the meaning set forth in the Recitals to this Agreement.

      "Santa Fe Event" shall have the meaning set forth in Section 11.2(d)(i).

      "Selected Counsel" shall mean Chevez, Ruiz, Zamarripa y Cia, S.C. or, if that firm is unavailable, a law firm of comparable reputation and stature selected by Buyers and the Shareholders (acting in the manner provided in Section 11.14).

      "Sellers" shall have the meaning set forth in the Recitals to this Agreement.

      "Series A Interests" shall mean Mexico SRL's Series A common voting interests.

      "Series B Interests" shall mean Mexico SRL's Series B common voting interests.

      "Series P Interests" shall mean Mexico SRL's redeemable, preferred, cumulative interests.

      "Series P Shareholders" shall mean all the Persons listed on Schedule C except for the Shareholders, Adolfo Fastlicht Kurian, Miguel Angel Davila Guzman and Matthew D. Heyman.

      "Series P Preferred Stock" shall mean Cinemex's registered, preferred, Series "P" non par value shares.

      "Series PRD Preferred Stock" shall mean Cinemex's registered, preferred, with right to special dividend, redeemable, callable, Series "PRD" non-par value shares.

      "Shareholders" shall mean each of the Sellers, Barbados and each of the Parents.

      "Shareholder Indemnified Persons" shall have the meaning set forth in
Section 11.3.

      "Strawinsky" shall have the meaning set forth in the first paragraph of this Agreement.

      "Subsidiary" shall mean, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

      "Tax" shall mean any tax or contribution (including any income, transfer, capital gains, value-added, sales, property, gift, estate, excise, employment, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, withholding, social security, housing fund, savings retirement funds, profit sharing, unemployment, disability, use, registration, alternative minimum or add-on minimum, estimated or other tax of any kind whatsoever), levy, assessment, tariff, duty (including any customs duty), rights (including utilities) deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of or indemnification for or against payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

      "Tax Contest" shall have the meaning set forth in Section 11.9(d)(i).

      "Tax Return" shall mean any return (including any information return), report (including by authorized external accountant), statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof.

      "Threatened" - a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

      "Transfer Tax" shall mean any sale, use, transfer, excise or similar Tax imposed on any transfer of stock or other securities (including, without limitation, the Transferred Interests) that is consummated as part of the Contemplated Transactions (including, without limitation, each of the Contemplated Transactions and the transfer of the Retained Interests in connection with the Redemption, which shall occur immediately after the closing). Transfer Tax shall not include any income or gross receipts Tax imposed on any Shareholder, whether directly or through a withholding mechanism.

      "Transferred Interests" shall have the meaning set forth in the Recitals to this Agreement.

      "United States" shall mean the United States of America, including the commonwealths, territories and possessions thereof.

      "USAC" shall have the meaning set forth in the first paragraph of this Agreement.

      "USLLC" shall have the meaning set forth in the Recitals to this Agreement.

2.    PURCHASE, SALE AND TRANSFER OF SHARES; CLOSING.

      2.1 PURCHASE AND SALE OF SHARES. Subject to the satisfaction of the conditions to each party's obligations set forth in Sections 8 and 9 (or, with respect to any condition not satisfied, the waiver thereof by the party or parties for whose benefit the condition exists), at the Closing, (a) Sellers (other than Strawinsky), shall sell, transfer and deliver to MAV, and MAV shall purchase and acquire from Sellers (other than Strawinsky) the Transferred Interests (other than those of Strawinsky), free and clear of all Encumbrances (other than those created or placed thereon by the Buyers), and (b) Strawinsky shall sell, transfer and deliver to USAC, and USAC shall purchase and acquire from Strawinsky, the Transferred Interests of Strawinsky, free and clear of all Encumbrances (other than those created or placed thereon by the Buyers).

      2.2 PURCHASE PRICE. The purchase price for the Transferred Interests shall equal (x) the product of the Equity Value and the Hoyts Percentage minus (y) the Loan Amount.

      2.3 CLOSING. The purchase and sale provided for in this Agreement (the "Closing") shall take place at the offices of Franck, Galicia y Robles, S.C., at 10:00 a.m. (local time) on June 19, 2002 or at such other time and place as the parties may agree.

      2.4 ESTIMATED NET ASSETS/LIABILITIES AND RECENT CAPITAL EXPENDITURES. Cinemex has prepared and delivered to Buyers a statement setting forth its good faith estimate of the Net Assets/Liabilities as of May 31, 2002, minus estimated legal expenses through the Closing of $9'685,000 pesos (the "Estimated Net Assets/Liabilities"), which amount is $(634'892,058) pesos and its good faith estimate of Recent Capital Expenditures through the Closing Date (the "Estimated Recent Capital Expenditures") which amount is $52'975,537.51 pesos. For the avoidance of doubt, the reference in the preceding sentence to $(634'892,058) pesos is to a negative number.

      2.5 CLOSING OBLIGATIONS. At the Closing:

            (a) Buyers shall receive:

                  (i) Intentionally omitted.

                  (ii) a certified copy by the Secretary of the board of managers of Mexico SRL of the stock registry book of Mexico SRL, reflecting the transfer of the Transferred Interests, and the recordation of Buyers, or Buyers' designee, as holders of the Transferred Interests on the books and records of or pertaining to Mexico SRL, and all of the books and records of or pertaining to Mexico SRL;

                  (iii) an opinion of Minter Ellison, dated the Closing Date, Australian counsel to Parents, in the form of Exhibit 2.5(a)(iii)-A and an opinion of Basham, Ringe y Correa, S.C., dated the Closing Date, Mexican counsel to Parents, in the form of Exhibit 2.5(a)(iii)-B;

                  (iv) certificates executed by Mexico SRL, each Parent, each Seller and Barbados as to the accuracy of the representations and warranties as provided in Section 8.1(a) and as to compliance with the covenants as provided in Section 8.2(a);

                  (v) a certificate executed by Cinemex as to the accuracy of the representations and warranties as provided in Section 8.1(b) and as to compliance with the covenants as provided in 8.2(b);

                  (vi) certificates of the Secretary of the Board of Directors of Mexico SRL, each Parent, each Seller, Barbados, and each Cinemex Company as to the legal existence of each in their respective jurisdictions of incorporation or organization; and

                  (vii) a duly executed power of attorney letter (proxy letter) from Barbados relating to the Retained Interests in the form of Exhibit 2.5(a)(vii).

            (b) Buyers (or their designees) will:

                  (i) pay to Sellers an aggregate amount equal to (x) the product of (A) the Hoyts Percentage and (B) the Closing Cash Notional Payment, minus (y) the Loan Amount;

                  (ii) deliver to Sellers and Barbados a copy of the Loan Agreement executed by Mexico SRL;

                  (iii) deliver to Sellers and Barbados a certificate executed by each Buyer as to the accuracy of the representations and warranties as provided in Section 9.1 and as to performance of the covenants as provided in Section 9.2; and

                  (iv) deliver to Sellers and Barbados, in the case of MAV, a certificate of the Secretary (or other Person) of MAV as to the legal existence of MAV in Mexico, and in the case of USAC, a certificate of good standing issued by the Delaware Secretary of State as of a recent date.

      2.6 POST-CLOSING PRICE ADJUSTMENT.

            (a) Not later than thirty (30) days after the Closing Date, Buyers shall prepare and deliver to the Shareholders a balance sheet of the Cinemex Companies as of the close of business on the Closing Date (the "Closing Balance Sheet") which shall be prepared in accordance with GAAP and consistent with Cinemex's past practices. Simultaneously with the delivery of the Closing Balance Sheet, Buyers shall also prepare and deliver to the Shareholders a statement (the "Net Assets/Liabilities Statement") setting forth Buyers' calculation of the Net Assets/Liabilities derived from the Closing Balance Sheet and of Recent Capital Expenditures. The Post-Closing Representative (as defined below) and any attorneys, accountants and other representatives retained by the Post-Closing Representative will be given reasonable access to the Cinemex Companies' books and records and work papers during reasonable business hours for purposes of evaluating the Net Assets/Liabilities Statement and Buyers' calculation of Recent Capital Expenditures and confirming their accuracy.

            (b) Within thirty (30) business days after Buyers' delivery of the Net Assets/Liabilities Statement (the date of such delivery, the "Post-Closing Adjustment Notice Date"), the Post-Closing Representative may deliver written notice (the "Protest Notice") to Buyers of any objections, and the basis therefor, which Shareholders may have to the Net Assets/Liabilities Statement and to Buyers' calculation of Recent Capital Expenditures. The failure of the Post-Closing Representative to deliver such Protest Notice within the prescribed time period will constitute the Shareholders' acceptance of the Net Assets/Liabilities Statement and to Buyers' calculation of Recent Capital Expenditures for purposes of determining the Adjustment Amount hereunder.

            (c) If Buyers and the Post-Closing Representative are unable to resolve any disagreement with respect to the Net Assets/Liabilities Statement or Buyers' calculation of Recent Capital Expenditures within twenty (20) days following the receipt of the Protest Notice, then the items in dispute will be referred to the Accountants for final determination within forty-five (45) days, which determination shall be final and binding on Buyers and the Shareholders. Buyers, on the one hand, and the Shareholders, on the other hand, shall each bear one-half of the product of (i) the fees and expenses of the Accountants and
(ii) the Hoyts Percentage.

            (d) If, following final determination of the Net Assets/Liabilities and the calculation of Recent Capital Expenditures in accordance with this
Section 2.6, the Adjustment Amount is positive, then Buyers (or their designees) shall promptly pay to Sellers an amount in cash equal to the product of (x) the Adjustment Amount and (y) the Hoyts Percentage.

            (e) If, following final determination of the Net Assets/Liabilities and the calculation of Recent Capital Expenditures in accordance with this
Section 2.6, the Adjustment Amount is negative, then the Shareholders, jointly and severally, shall promptly pay to Buyers an amount equal to the product of
(x) the Adjustment Amount and (y) the Hoyts Percentage.

            (f) The "Post-Closing Representative" shall mean Person appointed by JPM, the Shareholders, CMEX and two of Miguel Angel Davila Guzman, Adolpho Fastlicht Kurian and Matthew D. Heyman (or in the event that any of such individuals shall have died or become disabled, such individual's duly appointed Representative(s)) (collectively, the "Required Shareholders") and designated as such in a written notice by the Required Shareholders. In the event that Buyers shall not have received such notice on or prior to the Post-Closing Adjustment Notice Date, the Post-Closing Representative shall be Matthew D. Heyman.

            (g) If the Post-Closing Representative dies, becomes incapacitated so that he is unable to perform his responsibilities hereunder or resigns from such position or is removed by the Required Shareholders, then the Required Shareholders shall designate a Person to act as successor within 10 days after such death, incapacity, resignation or removal, and notify Cinemex and the Buyers in writing of such replacement within 10 days after the designation of such Person. In the event that Buyers shall not have received such notice within such 10 day period, the Post-Closing Representative shall be selected by the Accountants.

            (h) Each of the Buyers, Cinemex and Mexico SRL shall be entitled to rely conclusively and exclusively upon the notices, instructions, waivers and consents given by or of the Post-Closing Representative, as to any matter described in Section 2.6, as being the binding acts of the Shareholders and may disregard any notice or instructions of any Shareholder with respect thereto. No party hereto shall have any cause of action against either Buyer, Cinemex or Mexico SRL for any action taken by either Buyer or Cinemex or Mexico SRL in reliance upon the notices, instructions, waivers, consents or decisions of the Post-Closing Representative.

            (i) The Post-Closing Representative and each successor Post-Closing Representative (A) shall not incur any personal liability for acting in such capacity if in doing so he acts upon advice of counsel or otherwise acts in good faith, (B) shall not incur any personal liability for acting in such capacity in the absence of any gross negligence or willful misconduct by the Post-Closing Representative, (C) may act upon any instrument or signature believed by the Post-Closing Representative to be genuine and may assume that any Person purporting to give any notice or instruction hereunder or under any other related document, certificate, instrument or agreement believed by the Post-Closing Representative to be authorized has been authorized to do so, and
(D) shall be promptly reimbursed by the Shareholders for actions taken by the Post-Closing Representative in accordance with his duties hereunder.

            (j) The Shareholders jointly and severally will indemnify and hold harmless the Post-Closing Representative for, and will pay to the Post-Closing Representative the amount of the Hoyts Percentage of any Damages arising, directly or indirectly, from or in connection with any undertaking, act or omission (or alleged act or omission) of the Post-Closing Representative in accordance with this Section 2.6 of this Agreement.

            (k) The provisions of this Section 2.6 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Shareholder may have in connection with this Agreement or any of the Contemplated Transactions.

            (l) The provisions of this Section 2.6 shall be binding upon the executors, heirs, legal representatives, successors and assigns of each of the Shareholders, and any references in this Agreement to a Shareholder shall mean and include the successors to the rights of each such Shareholder.

            (m) The Post-Closing Representative under this Agreement shall always be the same Person as the post-closing representative under the Cinemex Purchase Agreement and under the Inducement Agreement, and each action taken by the Post-Closing Representative under this Agreement shall be consistent with the actions taken by the post-closing representative under the Cinemex Purchase Agreement and under the Inducement Agreement.

      2.7 MANNER OF PAYMENT. All payments under this Section 2 shall be made in the form of certified or bank cashier's check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less then forty-eight (48) hours prior to the time for such payment.

3.    REPRESENTATIONS AND WARRANTIES RELATING TO MEXICO SRL.

      Each Parent, each Seller, and Mexico SRL, jointly and severally, represent and warrant to, and agree in favor of, Buyers as follows:

      3.1 ORGANIZATION.

            (a) Mexico SRL is a corporation duly organized and validly existing under the laws of Mexico, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all of its obligations under all of the Contracts it is a party to or by which its assets or properties are bound.

            (b) On the date hereof, Mexico SRL has delivered to Buyers true and complete copies of its Organizational Documents as currently in effect; these Organizational Documents have not been amended, altered or modified.

      3.2 AUTHORITY; NO CONFLICT.

            (a) The execution, delivery and performance of this Agreement and the Contemplated Transactions have been duly authorized by all necessary action on the part of Mexico SRL. This Agreement constitutes the legal, valid and binding obligation of Mexico SRL, enforceable against Mexico SRL in accordance with its terms. Mexico SRL has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

            (b) Neither the execution and delivery of this Agreement by Mexico SRL nor the consummation or performance of any of the Contemplated Transactions by Mexico SRL will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of Mexico SRL, or (2) any resolution adopted by the board of directors (or similar governing body) or the stockholders of Mexico SRL;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Mexico SRL, any Cinemex Company or the Cinemex Stock may be subject;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Mexico SRL, any Cinemex Company or that otherwise relates to the Cinemex Stock;

                  (iv) cause Buyers, any Cinemex Company or Mexico SRL to become subject to, or to become liable for the payment of, any Tax;

                  (v) cause the Cinemex Stock or any Cinemex Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                  (vi) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which Mexico SRL, any Cinemex Company, or any Shareholder is a party or by which any of their respective properties or assets may be bound; or

                  (vii) result in the imposition or creation of any Encumbrance upon or with respect to the Cinemex Stock, Mexico SRL or any Cinemex Company.

      Mexico SRL is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions, other than a filing with the Mexican Federal Economic Competition Commission (which has been made).

      3.3 CAPITALIZATION. On the date hereof and at all times through the Closing, the authorized equity interests and other securities in Mexico SRL consist of 1 partnership interest with a par value of $3'818,000 pesos (corresponding to $49,800 pesos Series A and $3'768,200 pesos Series B), 1 partnership interest with a par value of $3,900 pesos (corresponding to $100 pesos Series A, and $3,800 pesos Series B), 1 partnership interest with a par value of $100 pesos (all corresponding to Series A) and 1 partnership interest with a par value of $195'841,953 pesos (all corresponding to Series P), all of which are issued and outstanding. No securities (including, without limitation, equity securities or capital stock) of Mexico SRL are issued, outstanding or authorized other than as described in the immediately preceding sentence. Each Seller and Barbados is, and will be as of the Closing, the record and beneficial owner and holder of the Interests set forth opposite such Seller's and Barbados' name on Schedule A, free and clear of all Encumbrances. Sellers and Barbados own, in the aggregate, all of the issued and outstanding Interests of Mexico SRL, free and clear of all Encumbrances (in the amounts indicated on Schedule
A). No legend or other reference to any purported Encumbrance appears upon any certificate representing any Interest. All of the Interests have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale or transfer of any Interests or any other securities (including equity securities) of Mexico SRL. There are no outstanding Contracts (including, without limitation, those to which Mexico SRL is a party) to repurchase, redeem or otherwise acquire any Interests or other securities (including equity securities) of Mexico SRL other than the Retained Interests which shall be redeemed on the business day immediately following the Closing Date in accordance with Section 12.2 of this Agreement. There are no, and as of the Closing there will be no, options, warrants, convertible securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give the holder any right to acquire Interests or other securities (including equity securities) of Mexico SRL or to receive payments based in whole or in part upon the value of the Interests or other securities (including equity securities) of Mexico SRL, whether pursuant to a phantom stock plan or otherwise. No Interest, equity security or other security of Mexico SRL has ever been issued by Mexico SRL in violation of any Legal Requirement. Other than the Cinemex Stock, Mexico SRL does not own, or have any Contract or other right to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business or Person.

      3.4 BOOKS AND RECORDS. The books of account, minute books, stock registry book, capital variations books and other records of Mexico SRL, all of which have been delivered to Buyers, (i) are complete and correct in all respects,
(ii) accurately and fairly reflect the transactions and dispositions of the assets of Mexico SRL, and (iii) have been maintained in accordance with sound business practices. The minute books of Mexico SRL contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors (or similar governing bodies) and committees of the boards of directors (or similar governing bodies) of Mexico SRL, and no meeting of any such stockholders, board of directors (or similar governing body) or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be delivered to Buyers.

      3.5 TITLE TO ASSETS. Mexico SRL is, as of the date hereof, and will be at the time of the Closing, the sole record and beneficial owner of the Cinemex Stock, free and clear of all Encumbrances, other than those arising under the Amended and Restated Stockholders Agreement, dated May 29, 1997, among JP Morgan International Capital Corp., CMEX, Mexico SRL and certain other parties (the "Existing Stockholders' Agreement"), which shall be terminated at or prior to the time of the Closing as part of the Recapitalization. No legend or other reference to any purported Encumbrance appears on any certificate or instrument representing the Cinemex Stock (other than those contemplated by the Existing Stockholders' Agreement which shall be terminated at or prior to the time of the Closing as part of the Recapitalization and which will have been removed on or prior to the Closing Date) nor in the registry books of Cinemex. The Cinemex Stock has been duly authorized and validly issued and is fully paid and nonassessable. Mexico SRL is not a party to any Contract relating to the issuance, sale, or transfer or voting of (or any other matter affecting) any of the Cinemex Stock, other than the Existing Stockholders' Agreement, which shall be terminated at or prior to the time of Closing. No Person has any right to redeem, purchase or otherwise acquire the Cinemex Stock or any part thereof and none of the Cinemex Stock was issued in violation of any Legal Requirement. Mexico SRL owns no assets or properties other than the Cinemex Stock.

      3.6 NO LIABILITIES. Mexico SRL does not have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), including, without limitation, liabilities or obligations relating to any environmental or health and/or occupational safety matter or owing to any Related Person, other than pursuant to the Loan Agreement.

      3.7 FINANCIAL STATEMENTS, ETC.

            (a) Annexed to Schedule 3.7(a) to this Agreement are: (a) balance sheets of Mexico SRL as at December 31 in each of the years 1995 through 1999, and the related statements of income for each of the fiscal years then ended,
(b) balance sheets of Mexico SRL as of December 31, 2000, the related statements of income, changes in partnership equity, and changes in the financial position for the fiscal year then ended, together with a report thereon of the statutory auditor, (c) a balance sheet of Mexico SRL as at December 31, 2001 (including the notes thereto, the "Mexico SRL Balance Sheet"), and the related statements of income, changes in partners' equity, and changes in financial position for the fiscal year then ended, together with the report thereon of the statutory auditor and (d) an unaudited balance sheet of Mexico SRL as at March 31, 2002 and the related unaudited statements of income for the three months then ended, including in each case the notes thereof. Such financial statements and notes fairly present the financial condition and the results of operations, changes in partners' equity, and changes in financial position, of Mexico SRL as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Mexico SRL Balance Sheet); the financial statements referred to in this Section 3.7(a) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Mexico SRL are required by GAAP to be included in the financial statements of Mexico SRL. Since the date of the Mexico SRL Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets or condition of Mexico SRL, and no event or circumstance has occurred or circumstance exists that may result in such a material adverse change.

            (b) Annexed as Schedule 3.7(b) to this Agreement is (i) the audited financial report for the year ended June 30, 2001 of CPH, which is filed as part of the Annual Report for fiscal year 2001 of CPH. This financial report is comprised of the Statement of Financial Performance, Statement of Financial Position, Statement of Cash Flows and Notes to or forming part of the accounts and the Directors Declaration, together with the report thereon of Ernst & Young, independent certified public accountants, (including the notes thereof, the "CPH Financial Report") and (ii) a Statement of Financial Position of CPH as at June 30, 2001. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of CPH as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the CPH Financial Report); the financial statements referred to in this Section 3.7(b) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. Since the date of the CPH Financial Report, there has not been any material adverse change in the business, operations, properties, assets or condition of CPH, and no event or circumstance has occurred or circumstance exists that may result in such a material adverse change.

      3.8 TAXES.

            (a) Mexico SRL has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Legal Requirements. Mexico SRL has delivered or made available to Buyers copies of, and Schedule 3.8 contains a complete and accurate list of, all such Tax Returns ever filed by or on behalf of Mexico SRL. Mexico SRL has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Mexico SRL, any Parent, Barbados or any Seller.

            (b) Schedule 3.8 contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or, as described in Schedule
3.8 or are being contested in good faith by appropriate proceedings. Schedule
3.8 describes all adjustments to the Tax Returns filed by Mexico SRL for all taxable years since its organization, and the resulting deficiencies proposed by the relevant Governmental Body. Mexico SRL has not been given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations which remain in effect relating to the payment of Taxes of Mexico SRL or for which Mexico SRL may be liable.

            (c) The charges, accruals, and reserves with respect to Taxes on the respective books of Mexico SRL are adequate (determined in accordance with GAAP) and are at least equal to Mexico SRL's liability for Taxes. There exists no proposed tax assessment against Mexico SRL. All Taxes that Mexico SRL is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

            (d) All Tax Returns filed by Mexico SRL are true, correct and complete. There is no tax sharing agreement that will require any payment by Mexico SRL after the date of this Agreement.

            (e) Mexico SRL is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any authority in a jurisdiction where Mexico SRL does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

            (f) No Tax audit or review has been conducted on Mexico SRL by any Governmental Body.

            (g) Shareholders will be responsible for the payment of (and the filing of any related Tax Returns with respect to) any Taxes (of any type or kind), withholding obligation or Transfer Taxes payable or arising in connection with or as a result of any of the Contemplated Transactions, including, without limitation, the Redemption.

      3.9 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

            (a) (i) Mexico SRL is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business, including the ownership, possession or use of the Cinemex Stock;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Mexico SRL, or a failure on the part of Mexico SRL to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Mexico SRL to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

                  (iii) Mexico SRL has not received at any time any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of Mexico SRL to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iv) neither the Redemption nor any of the other Contemplated Transactions will violate or contravene any Legal Requirement or give rise to any type of obligation, liability, fine or responsibility.

            (b) Mexico SRL neither holds nor requires any Governmental Authorization relating to or in connection with its business or operations, including, without limitation, the ownership, possession or use of the Cinemex Stock.

      3.10 LEGAL PROCEEDINGS; ORDERS.

            (a) There is no pending Proceeding:

                  (i) that has been commenced by or against Mexico SRL or that otherwise relates to or may affect the Cinemex Stock; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

      No such Proceeding has been Threatened and no event has occurred or circumstances exist that may give rise to or serve as a basis for the commencement of any such Proceeding.

            (b) (i) There is no Order to which Mexico SRL or the Cinemex Stock is subject;

                  (ii) none of Sellers, Barbados or Parents is subject to any Order that relates to the business of Mexico SRL, the Cinemex Stock or to the business of, or any of the assets owned or used by, any Cinemex Company; and

                  (iii) no officer, director, employee or agent of Mexico SRL is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the business of Mexico SRL.

              (c) (i) Mexico SRL has not received at any time any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Mexico SRL, or any of the Cinemex Stock, was subject.

      3.11 CONTRACTS. Mexico SRL is not a party or bound by any Contract other than the Existing Stockholders' Agreement (which will be terminated at or prior to the time of the Closing) and an agreement with The Hoyts Corporation Pty. Ltd. dated January 11, 2002, with respect to the Intercompany Receivable (which will be terminated automatically at the Redemption) and this Agreement.

      3.12 GENERAL/HOLDING COMPANY. Mexico SRL was organized on January 10, 1995. Mexico SRL's main purpose and business is to hold and own the Cinemex Stock and Mexico SRL has never engaged in any business, operations or activities other than owning the Cinemex Stock and the Intercompany Receivable and owning certain partnership interests in Related Persons of Mexico SRL, all of which partnership interests in the Related Persons were sold by Mexico SRL prior to December 31, 2000. Mexico SRL (i) does not, directly or indirectly, own or have the right to use (under any Contract or otherwise) any assets or properties (including real property, personal property, or mixed, and whether intangible or tangible, any intellectual property or other type of asset or property), other than the Cinemex Stock and the Intercompany Receivable, (ii) has no employees (including, without limitation, part-time, full-time, consultants or otherwise) or any obligation to any Person to pay them for any reason (including any salary or benefits) and has no employee benefit or payment plans of any type or kind (including pension plans, insurance programs, stock, option or security purchase plans or any other type of plan or program), (iii) has no insurance policies or programs, (iv) has not engaged in any transaction or business dealings (other than the acquisition of the Cinemex Stock, the entering into the Existing Stockholders' Agreement, the consummation of the Contemplated Transactions to which it is a party and as described in the second sentence of this Section 3.12) and (v) is not obligated or committed to make any payment or make any performance in favor of any Person (including, without limitation, any Related Person) (other than pursuant to the Loan Agreement).

      3.13 BROKERS OR FINDERS. Neither Mexico SRL nor any Seller or any Parent nor any of their respective agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, the Cinemex Purchase Agreement or the Inducement Agreement or any of the Contemplated Transactions.

      3.14 CERTAIN PAYMENTS. Neither Mexico SRL nor any director, officer, agent, or employee thereof, or, to Mexico SRL's, each Parent's, each Seller's and/or Barbados' Knowledge, any other Person associated with or acting for or on behalf of Mexico SRL, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Mexico SRL or any affiliate of Mexico SRL, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of Mexico SRL.

4.    REPRESENTATIONS AND WARRANTIES AND CERTAIN AGREEMENTS OF SHAREHOLDERS.

      The Shareholders, jointly and severally, represent and warrant to Buyers as follows:

      4.1 ORGANIZATION AND GOOD STANDING. Each Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Parents is the indirect beneficial owner of all of the securities of each of the Sellers and Barbados and will realize the benefits of the sale of the Transferred Interests and the other Contemplated Transactions.

      4.2 AUTHORITY; NO CONFLICT.

            (a) The execution, delivery and performance of this Agreement and the Contemplated Transactions to which it is a party have been duly authorized by all necessary action on the part of each Shareholder. This Agreement constitutes the legal, valid and binding obligations of each Shareholder enforceable against each such Person in accordance with its terms. Each Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

            (b) Neither the execution and delivery of this Agreement by each Shareholder nor the consummation or performance of any of the Contemplated Transactions by each such Person will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of (A) any provision of any of such Persons' Organizational Documents or (B) any resolution adopted by the board of directors (or similar governing body) or the stockholders of each of such Persons, Mexico SRL or any Cinemex Company;

                  (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any such Persons, Mexico SRL or any Cinemex Company or their respective assets and properties may be subject;

                  (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Mexico SRL or any Cinemex Company or that otherwise relates to the Cinemex Stock or the assets or properties of any Cinemex Company;

                  (iv) cause Buyers, any Cinemex Company or Mexico SRL to become subject to, or to become liable for the payment of, any Tax;

                  (v) cause the Cinemex Stock or the assets or properties of any Cinemex Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                  (vi) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which such Persons, Mexico SRL or any Cinemex Company is a party or by which any of their respective properties or assets may be bound; or

                  (vii) result in the imposition or creation of any Encumbrance upon or with respect to the Cinemex Stock, any Cinemex Company or Mexico SRL.

      Neither any Parent nor any Seller nor Barbados, is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      4.3 LEGAL PROCEEDINGS; ORDERS. No Shareholder is subject to any Order that relates to the business of, or any of the assets owned or used by, any Cinemex Company or Mexico SRL.

      4.4 TITLE TO SHARES. Each of Seller and Barbados is the sole, legal, record and beneficial owner of the Interests set forth opposite such Shareholder's name on Schedule A hereto as of the date hereof, and will be the sole, legal, record and beneficial owner of such Interests immediately prior to the Closing, and in the case of Barbados, at all times until the Redemption, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any registration of or certificate representing Interests identified on Schedule A. Upon delivery of the Transferred Interests and payment therefor pursuant hereto, good and valid title to the Transferred Interests, free and clear of all Encumbrances, will pass to MAV and USAC, as appropriate. Upon delivery of the Retained Interests to Mexico SRL in connection with the Redemption, the Retained Interests will no longer be outstanding and no Person, including, without limitation, Barbados, will have any claim, right or entitlement relating to the Retained Interests or to any payment in respect thereof.

      No Shareholder is party to any Contract relating to any of the Interests or any other securities of Mexico SRL; no Shareholder has any options, warrants, convertible securities or other rights to acquire any securities of Mexico SRL; and no Shareholder owns, has or has any right to any securities in Mexico SRL other than the Interests as detailed on Schedule A.

      4.5 RELATIONSHIPS WITH RELATED PERSONS. No Shareholder nor any Related Person of such Shareholder:

            (a) has, or since January 1, 2000 has had, any interest in any property (whether real estate property, personal property or mixed and whether tangible or intangible), used in or pertaining to the Cinemex Companies' businesses or Mexico SRL's business; or

            (b) owns, or since January 1, 2000 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has, (i) had business dealings or a material financial interest in any transaction with Mexico SRL or any Cinemex Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Cinemex Companies at substantially prevailing market prices and on substantially prevailing market terms and conditions, or (ii) engaged in competition with Mexico SRL or any Cinemex Company with respect to any Competing Business (as defined in Section
5.24 of Schedule B), except for the ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.

            (c) is a party to any Contract with, or has any claim or right against, Mexico SRL or any Cinemex Company (other than under the Existing Stockholders' Agreement, which shall be terminated at or prior to the Closing).

      4.6 BROKERS OR FINDERS. No Shareholder nor any of such Shareholders' agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Cinemex Purchase Agreement or any of the Contemplated Transactions.

5.    REPRESENTATIONS AND WARRANTIES OF CINEMEX.

      Cinemex hereby makes all of the representations and warranties to Buyers set forth on Schedule B attached to this Agreement, which constitutes a part of this Agreement.

6.    REPRESENTATIONS AND WARRANTIES OF BUYERS.

      Buyers represent and warrant to Sellers and Barbados as follows:

      6.1 ORGANIZATION AND GOOD STANDING. MAV is a corporation duly organized, validly existing and in good standing under the laws of Mexico, with full corporate power and authority to conduct its business as it is now being conducted and to perform all its obligations under each Contract to which it is a party. USAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted and to perform all its obligations under each Contract to which it is a party. Buyers have delivered to Mexico SRL copies of their Organizational Documents as currently in effect.

      6.2 AUTHORITY; NO CONFLICT.

            (a) The execution, delivery and performance of this Agreement and the consummation or performance by Buyers of the Contemplated Transactions (excluding the Redemption) have been duly authorized by all necessary action on the part of Buyers. This Agreement constitutes the legal, valid and binding obligation of each Buyer, enforceable against it in accordance with its terms. Each Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

            (b) Except as set forth on Schedule 6.2, neither the execution and delivery of this Agreement by each Buyer nor the consummation or performance of any of the Contemplated

Transactions by each Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                  (i) any provision of either Buyer's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the stockholders of either Buyer;

                  (iii) any Legal Requirement or Order to which either Buyer may be subject; or

                  (iv) any Contract to which either Buyer is a party or by which either Buyer may be bound.

      Except for those which have been obtained, given or made, neither Buyer will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      6.3 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against either Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To either Buyer's Knowledge, no such Proceeding has been Threatened.

      6.4 BROKERS OR FINDERS. Neither Buyer has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      6.5 AVAILABLE FUNDS. Buyers will have, on the Closing Date, sufficient funds available to perform all of their obligations under this Agreement, including, without limitation, to make the payments required under Section 2.5(b)(i). Buyers will have on the day which the Adjustment Amount is finally determined in accordance with Section 2.6, sufficient funds available to make any payments which may be required under Section 2.6(d) in accordance with the terms of this Agreement.

      6.6 NO ADDITIONAL REPRESENTATIONS. Buyers have conducted their own due diligence investigation of Mexico SRL, the Cinemex Companies and related matters. None of Mexico SRL, Cinemex or the Shareholders has made, and Buyers have not relied on, any representation or warranty, except as set forth in this Agreement, the Cinemex Purchase Agreement or the Inducement Agreement, it being understood that a party hereto that is not a party to the Cinemex Purchase Agreement or the Inducement Agreement will not have any liability or obligation with respect to representations and warranties made in such other agreements. Nothing in this Section 6.6 shall in any way affect or limit any Shareholder's liabilities or obligations under Sections 4, 11 and 12 of this Agreement or any other provision of this Agreement.

7.    COVENANTS PRIOR TO CLOSING DATE.

      7.1 ACCESS AND INVESTIGATION.

            (a) Between the date of this Agreement and the Closing Date, each Shareholder will, and will cause Mexico SRL and its Representatives to, (i) afford Buyers and their Representatives (collectively, "Advisors") reasonable access to Mexico SRL's properties, contracts, books and records and other documents and data, (ii) furnish Buyers and their Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyers and/or their Advisors may reasonably request, (iii) furnish Buyers and their Advisors with such additional financial, operating and other data and information as Buyers and/or their Advisors may reasonably request and (iv) make available to Buyers and their Advisors, upon reasonable advance notice and during normal business hours, the officers of Mexico SRL as Buyers and/or their Advisors may reasonably request.

            (b) Between the date of this Agreement and the Closing Date, Cinemex will, and will cause each Cinemex Company and their respective Representatives to use their Best Efforts to (i) afford Buyers and their Advisors reasonable access during normal business hours and upon reasonable advance notice, to each Cinemex Company's properties, contracts, books and records and other documents and data, (ii) furnish Buyers and their Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyers and/or their Advisors may reasonably request, (iii) furnish Buyers and their Advisors with such additional financial, operating and other data and information concerning Cinemex as Buyers and/or their Advisors may reasonably request and as may be reasonably available to Cinemex and (iv) make available to Buyers and their Advisors, upon reasonable advance notice and during normal business hours, the officers of each Cinemex Company as Buyers and/or their Advisors may reasonably request; provided, that such availability shall not interfere with the normal operations of such Cinemex Company. Any information heretofore or hereafter obtained from any party hereto shall be subject to and shall be held in accordance with the terms of the Confidentiality Agreement.

      7.2 OPERATION OF BUSINESS. Between the date of this Agreement and the Closing Date, unless otherwise consented to by Buyers in writing, Cinemex will, and will cause each Cinemex Company to:

            (a) conduct the business of the Cinemex Companies only in the Ordinary Course of Business; and

            (b) use its Best Efforts to preserve intact in all material respects the current business organization of the Cinemex Companies, keep available the services of the current officers, employees and agents of the Cinemex Companies, and maintain in all material respects the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Cinemex Companies.

      7.3 LOAN AGREEMENT. Buyers shall cause Lender to lend and Lender shall lend to Mexico SRL an amount (the "Loan Amount") equal to the excess of the Redemption Price over the amount of the Intercompany Receivable under a loan agreement in the form of Exhibit 7.3

(the "Loan Agreement"), the proceeds of which shall be used to fund part of the Redemption Price.

      7.4 Negative Covenants

            (a) Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Mexico SRL will not, and each Shareholder will not and will cause Mexico SRL not to, without the prior consent of Buyers, take any action or omit to take any action which would cause any of the representations and warranties set forth in Section 3, 4 or 5 of, or Schedule B to, this Agreement to be untrue, inaccurate or incomplete in any respect.

            (b) Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Cinemex will not, without the prior consent of Buyers, (i) take any action or omit to take any action which would cause any of the representations and warranties set forth in Schedule B to this Agreement and incorporated into Section 5 of this Agreement to be untrue, inaccurate or incomplete in any material respect; (ii) take any affirmative action, or fail to take any reasonable action as a result of which any of the changes or events listed in Section 5.16 in Schedule B, attached hereto and made a part hereof, is reasonably likely to occur; (iii) make any capital expenditure commitment other than capital expenditure commitments not in excess of $2'500,000 pesos for individual items and not in excess of $10'000,000 pesos in the aggregate; (iv) pay, discharge or satisfy any Cinemex Indebtedness other than the payment, discharge or satisfaction of such Cinemex Indebtedness upon maturity or when otherwise due; (v) take or omit to take any action with respect to Taxes if such action or omission would have the effect of increasing the Tax liability of the Cinemex Companies for a Tax Period after the Closing Date; (vi) settle any litigation that provides for liability to any Cinemex Company after the Closing or that imposes any restrictions on any Cinemex Company after the Closing; or (vii) enter into any agreement to do any of the foregoing.

      7.5 REQUIRED APPROVALS.

            (a) As promptly as practicable after the date of this Agreement, the parties hereto will make all other filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the parties hereto will (i) reasonably cooperate with one another with respect to all filings that any party hereto elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) reasonably cooperate with one another in obtaining all Consents identified in Schedule 6.2.

            (b) On May 29, 2002, Cinemex filed a notification of concentration in connection with the Contemplated Transactions with the Mexican Federal Competition Commission (Comision Federal de Competencia), and the parties shall notify the other parties of any correspondence or contact with such agency, shall comply as promptly as practicable with all requests for further documents and information made by such agency, shall furnish to the other parties all such information in its possession as may be reasonably necessary for the completion of the reports or notifications to be filed and shall otherwise fully cooperate in dealing with such agency.

      7.6 NOTIFICATION. Between the date of this Agreement and the Closing Date, each Shareholder, Mexico SRL and Cinemex will promptly notify Buyers in writing if such Person becomes aware of any fact or condition that causes or constitutes a material Breach of such Person's (or any other Person's) representations and warranties as of the date of this Agreement, or if such Person becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to this Agreement if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, such Person will promptly deliver to Buyers a supplement to the Schedules specifying such change. During the same period, each of the Shareholders, Cinemex and Buyers will promptly notify the other parties of the occurrence of any material Breach of any covenant of such party in this Section 7 or of the occurrence of any event that could reasonably be expected to make the satisfaction of the conditions in Sections 8 and 9 impossible or unlikely.

      7.7 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 10, the Shareholders, Mexico SRL and Cinemex will not and will cause (as applicable) each of Mexico SRL and each Cinemex Company not to, and each such Person will cause its respective Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyers (or their respective affiliates)) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of Mexico SRL or of any Cinemex Company, or any of the capital stock of Mexico SRL as of any Cinemex Company, or any merger, consolidation, business combination or similar transaction involving Mexico SRL or any Cinemex Company.

      7.8 BEST EFFORTS. Between the date of this Agreement and the Closing Date, the Shareholders will use their Best Efforts to cause the conditions in Section 8 of this Agreement to be satisfied and Buyers will use their Best Efforts to cause the conditions in Section 9 in this Agreement to be satisfied. Buyers will cause each Cinemex Company to use their Best Efforts to obtain Consents from such holder(s) which do not require any reduction of the principal amount of such Cinemex Indebtedness.

8.    CONDITIONS PRECEDENT TO BUYERS' OBLIGATION TO CLOSE.

      Buyers' obligation to purchase the Transferred Interests and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers in writing, in whole or in part):

      8.1 ACCURACY OF REPRESENTATIONS.

            (a) All of the Shareholders' and Mexico SRL's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been true and correct in all respects as of the date of this Agreement, and must be true and correct in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules to this Agreement (except to the extent that any representation and warranty is expressly made as of a particular date other than the date of this Agreement or the Closing Date, in which case such representation and warranty shall have been true and correct as of such date).

            (b) Each of the representations and warranties of Cinemex contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to substantiality, materiality or Material Adverse Effect) shall be true and correct when made and on and as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties that relate to a particular date, which representations and warranties shall be correct as of such date), provided that this Section 8.1 shall be deemed satisfied so long as all failures of such representations and warranties to be true and correct (disregarding all such qualifications as aforesaid), taken together, would not reasonably be expected to (i) have a Material Adverse Effect or (ii) materially impede or delay the ability of Buyers to consummate the Contemplated Transactions.

      8.2 THE SHAREHOLDERS, MEXICO SRL'S AND CINEMEX'S PERFORMANCE. (a) Shareholders and Mexico SRL shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it or them under this Agreement at or prior to the Closing provided that this Section 8.2(a) shall be deemed satisfied so long as all failures by the Shareholders and Mexico SRL to perform or comply with such agreements and covenants, taken together, would not reasonably be expected to
(i) materially impair or delay the ability of Buyers to consummate the Contemplated Transactions, (ii) have a Material Adverse Effect or (iii) have a material adverse effect upon the business, operations, properties, assets or conditions of Mexico SRL.

            (b) Cinemex shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, provided that this
Section 8.2(b) shall be deemed satisfied so long as all failures by Cinemex to perform or comply with such agreements and covenants, taken together, would not reasonably be expected to (i) have a Material Adverse Effect or (ii) materially impair or delay the ability of Buyers to consummate the Contemplated Transactions.

            (c) Each document and certificate required to be delivered by a Shareholder, Mexico SRL or a Cinemex company pursuant to Section 2.5(a) or elsewhere in this Agreement must have been delivered.

      8.3 CONSENTS. Each of the Consents identified in Schedule 6.2 must have been obtained and must be in full force and effect.

      8.4 NO ORDER. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions shall be in effect.

      8.5 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person (other than Sellers and Barbados under a consistent basis with this Agreement) any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock or security of, or any other voting, equity, or ownership interest in, Mexico SRL, or (b) is entitled to all or any portion of the amount(s) payable to Sellers under this Agreement or Barbados in connection with the Redemption.

      8.6 NO PROHIBITION. There shall be no Legal Requirement which prohibits the consummation of any of the Contemplated Transactions.

      8.7 OTHER CLOSINGS. The closing of the transactions contemplated by the Cinemex Purchase Agreement shall have occurred, and the Inducement Agreement shall have been executed and delivered by the parties thereto.

      8.8 DIRECTORS/OFFICERS. The directors and officers of Mexico SRL shall have resigned.

9.    CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATION TO CLOSE.

      Sellers' obligation to sell the Transferred Interests and the Shareholders' obligations to take the actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Shareholders, in whole or in part).

      9.1 ACCURACY OF REPRESENTATIONS. Each of Buyers' representations and warranties contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to substantiality or to materiality) shall be true and correct when made and on and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of a particular date other than the date of this Agreement or the Closing Date, in which case such representation and warranty shall be true and correct in all respects as of such date); provided, that this
Section 9.1 shall be deemed satisfied so long as all failures of such representations and warranties to be true and correct (disregarding all such qualifications, as foresaid), taken together, would not reasonably be expected to (i) have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of Buyers (considered collectively); provided, however, that in determining whether there has been a material adverse effect, any adverse effect principally attributable to any of the following shall be disregarded: (A) general political, economic, business, industry or financial market conditions and (B) the taking of any action specifically required by this Agreement or (ii) materially delay or impair the ability of the Shareholders to consummate the Contemplated Transactions.

      9.2 BUYERS' PERFORMANCE.

            (a) Buyers shall have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date, provided, that this Section 9.2 shall be deemed satisfied so long as all failures by Buyers to perform or comply with such agreements and covenants, taken together, would not reasonably be expected to (i) have a material adverse effect on the business, operations, assets, financial condition or results of operations of Buyers (considered collectively); provided, however, that in determining whether there has been such a material adverse effect, any adverse effect principally attributable to any of the following shall be disregarded: (A) general political, economic, business, industry or financial market conditions; and (B) the taking of any action specifically required by this Agreement or (ii) materially delay or impair the ability of the Shareholders to consummate the Contemplated Transactions.

            (b) Each document required to be delivered by Buyers pursuant to
Section 2.5(b) must have been delivered, and each of the other covenants and obligations of Buyers set forth in this Agreement must have been performed and complied with in all respects.

      9.3 NO ORDER. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions shall be in effect.

      9.4 NO PROHIBITION. There must not be in effect any Legal Requirement or Order or any injunction that prohibits the consummation of the Contemplated Transactions.

      9.5 LOAN AGREEMENT. Buyers shall have caused Lender to make the loan contemplated by the Loan Agreement.

10.   TERMINATION.

      10.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

            (a) by Buyers if a material Breach of any provision of this Agreement has been committed by the Shareholders, Mexico SRL or Cinemex which, if not cured at Closing, would cause the conditions specified in either of Sections 8.1 or 8.2 not to be satisfied, and the Shareholders, Mexico SRL or Cinemex have not cured such Breach within 15 days of notice by Buyers;

            (b) by Parents if a material Breach of any provision of this Agreement has been committed by Buyers which, if not cured at Closing, would cause the conditions specified in either of Sections 9.1 or 9.2 not to be satisfied, and Buyers have not cured such Breach within 15 days of notice by Buyers;

            (c) (i) by Buyers if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyers to comply with their obligations under this Agreement) and Buyers have not waived such condition in writing on or before the Closing Date; or (ii) by Parents if any of the conditions in Section 9 has not been satisfied on the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Shareholders, Mexico SRL or Cinemex to comply with their respective obligations under this Agreement) and Parents have not waived such condition in writing on or before the Closing Date;

            (d) by mutual consent of the parties hereto; or

            (e) by either Buyers or Parents if the Closing has not occurred (other than through the failure of any party (in the case of Parents, this shall include each Shareholder, Mexico SRL and Cinemex) seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 19, 2002, or such later date as the parties may agree upon.

      10.2 EFFECT OF TERMINATION. Each party's right of termination under
Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 13.1 and the last sentence of Section 7.1(b) will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of another party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

11.   INDEMNIFICATION; REMEDIES.

      11.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Schedules hereto, the supplements to such Schedules, the certificates delivered pursuant to Sections 2.5(a)(iv) and 2.5(b)(iii) of this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

      11.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE SHAREHOLDERS.

            (a) The Shareholders, jointly and severally, will indemnify and hold harmless each Buyer, Mexico SRL, the Cinemex Companies and their respective Representatives, stockholders, controlling persons and affiliates and their respective successors or assignees (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified

Persons the Hoyts Percentage of the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees), fine, penalty or loss profits or, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (i) any Breach of any representation or warranty made by Cinemex in this Agreement (including, without limitation, those set forth in Schedule B hereto) or (notwithstanding that the Shareholders have not made such representation or warranty) (without giving effect to any supplement to the Schedules hereto), the Schedules hereto, the supplements to such Schedules or any other certificate or document delivered by Cinemex pursuant to this Agreement (other than any such Breach as to which indemnity is available under clause (iv) below);

                  (ii) any Breach of any representation or warranty made by Cinemex in this Agreement (including, without limitation, those set forth in Schedule B hereto) (notwithstanding that the Shareholders have not made such representation or warranty) as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules hereto, other than any such Breach that is disclosed in a supplement to such Schedules and is expressly identified in the certificate delivered pursuant to Section 2.5(a)(v) as having caused the condition specified in Section 8.1(b) not to be satisfied (other than any such Breach as to which indemnity is available under clause (iv) below);

                  (iii) any Breach by Cinemex of any covenant or obligation of Cinemex in this Agreement; or

                  (iv) subject to Section 11.9(c), the payment of (A) Pre-Closing Taxes of the Cinemex Companies to the extent that the actual amount of such unpaid Pre-Closing Taxes exceeds the amount of unpaid Pre-Closing Taxes reflected as a liability on the Net Assets/Liabilities Statement, (B) 50% of all Transfer Taxes arising in respect of the direct transfer of shares contemplated under the Cinemex Purchase Agreement and
      (C) Taxes of the Cinemex Companies attributable to a Post-Closing Tax Period to the extent that they constitute Damages due to a breach of any representation or warranty of Cinemex made pursuant to Section 5.11 of Schedule B; provided, however, Shareholders shall not be obligated to indemnify the Buyer Indemnified Persons for Taxes pursuant to clause (A) of this Section 11.2(a)(iv) that are imposed on an item of income to the extent that the economic value corresponding to such item is possessed by the Cinemex Companies and has not been reflected in the Closing Balance Sheet, the Net Assets/Liabilities Statement or the other financial statements of the Cinemex Companies; provided, further, that for purposes of determining the amount of the Shareholders' liability under this clause
      (iv), the actual amount of unpaid Pre-Closing Taxes of the Cinemex Companies shall be determined on a net basis taking into account any refunds of Pre-Closing Taxes received by any of the Cinemex Companies and retained by it by virtue of the application of clause (ii) of Section 11.9(a);

                  (v) any Disruption referred to in Section 11.2(c) or the Santa Fe Event referred to in Section 11.2(d); or

                  (vi) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Cinemex Company (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

The parties acknowledge that the Hoyts Percentage of the Shareholders has been calculated on the basis that it would apply to the Damages that would be sustained by a purchaser of 100% of the outstanding shares and equity interests in Cinemex, without giving effect to any indemnification under the Cinemex Purchase Agreement or the Inducement Agreement.

            (b) The Shareholders will, jointly and severally, indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with:

                  (i) any Breach of any representation or warranty made by Mexico SRL or any Shareholder in this Agreement (without giving effect to any supplement to the Schedules hereto), the Schedules hereto, the supplements to such Schedules or any other certificate or document delivered by Mexico SRL or the Shareholders pursuant to this Agreement;

                  (ii) any Breach of any representation or warranty made by Mexico SRL or any Shareholder in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules hereto (other than the representation made by the Shareholders in Section 4.5 of this Agreement), other than any such Breach that is disclosed in a supplement to such Schedules and is expressly identified in the certificate delivered pursuant to Section 2.5(a)(iv) as having caused the condition specified in Section 8.1(a) not to be satisfied;

                  (iii) any Breach by Mexico SRL or any Shareholder of any covenant or obligation of Mexico SRL or any Shareholder in this Agreement;

                  (iv) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Mexico SRL or any Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

                  (v) any (w) loss, liability, claim, damage, expense, fines, penalties or other item incurred, or paid or payable by Mexico SRL (or any of its successors and assigns) on account, or arising out, of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, (x) loss, liability, claim, damage, expense, fine, penalty or other item paid or payable by any Buyer or any Related Person of any Buyer (or any of their respective successors and assigns) on account, or arising as a result, of the acquisition, redemption or ownership of any of the Interests arising due to any event occurring or circumstance or state of fact existing at any time at or prior to the Closing (or, with respect to the Redemption, at any time at or prior to the Redemption), (y) Taxes, or any Tax or other withholding obligation, or any Transfer Taxes, arising in connection with or payable as a result of the Redemption or the other Contemplated Transactions relating to Mexico SRL or (z) Pre-Closing Taxes of Mexico SRL; and

                  (vi) any (x) claim by any Person made as a result of or in connection with the Redemption other than by Barbados for the payment of the Redemption Price in accordance with Section 12.2 or (y) Breach of
      Section 12.2.

            (c) (i) For purposes of this Agreement, a "Disruption" shall mean the closure of the entire operation of any of the Coapa, Polanco or Universidad theatres (each, an "Affected Theatre") that (i) continues for more than seven
(7) calendar days; (ii) is caused by the inability of the relevant Cinemex Company to obtain or renew one or more of the Mexican Governmental Authorizations for such theatre that is required as of and has not been obtained as of the Closing Date; and (iii) commences within 18 months of the Closing Date.

                  (ii) Notwithstanding anything in this Agreement to the contrary, (i) the sole Damages sustained by the Buyer Indemnified Persons as a result of any Disruption that terminates within twelve (12) months of the commencement of such Disruption (each, a "Minor Disruption") shall be equal to the product obtained by multiplying (A) the projected annual theatre level cash flow for the Affected Theatre as set forth in Cinemex's fiscal 2002 budget (a copy of which is attached hereto as Exhibit 11.2(c)) (the "Projected Cash Flow") divided by 365; times (B) the number of calendar days constituting such Minor Disruption less seven (7); and (ii) the sole Damages sustained by the Buyer Indemnified Persons as a result of any Disruption that continues for twelve (12) months or more from and after its commencement (a "Major Disruption") shall be equal to the product obtained by multiplying the Projected Cash Flow for the Affected Theatre times six (6); provided that if such Affected Theater shall reopen within eighteen (18) months following the commencement of such Major Disruption and remain open for twelve (12) continuous months after reopening, the Buyer Indemnified Persons shall reimburse the Shareholders an amount equal to the excess, if any, of (x) the lesser of (A) the amount paid by the Shareholders to the Buyer Indemnified Persons in respect of the Damages sustained from such Major Disruption and (B) the product of
      (I) the Hoyts Percentage, (II) the cash flow for the Affected Theater for the twelve (12) month period immediately following the end of such Major Disruption and (III) six (6) over (y) the product of (I) that Shareholder's Percentage, (II) the Projected Cash Flow for the Affected Theater and (III) the quotient obtained by dividing the number of calendar days constituting such Major Disruption by 365.

            (d) (i) For purposes of this Agreement, the "Santa Fe Event" is the successful suspension, expiration or termination by the landlord of the rent reduction currently in effect with respect to the Santa Fe theatre lease, dated March 2, 1995, as amended, other than as a result of the construction and completion of the expansion of the Santa Fe shopping center by the landlord and the relocation of the Santa Fe theatre complex elsewhere in the center.

                  (ii) Notwithstanding anything in this Agreement to the contrary, the sole Damages sustained by the Buyer Indemnified Persons in connection with the Santa Fe Event shall be in an amount equal to the difference between (A) the rent payable under the Santa Fe lease for the 12 months following the Santa Fe Event and (B) the rent that would have been payable under the Santa Fe lease during such period had the Santa Fe Event not occurred, times six (6).

            (e) Notwithstanding anything in this Agreement to the contrary, Damages sustained by the Buyer Indemnified Persons in connection with the application of Sections 11.2(a)(v), 11.2(c) and/or 11.2(d) of this Agreement shall be payable as provided in such Sections so long as, and only if, the Santa Fe Event or any Disruption, as applicable, occurs or commences within 18 months of the Closing Date.

      11.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYERS. Buyers, jointly and severally, will indemnify and hold harmless the Shareholders and their respective Representatives, stockholders, controlling persons and affiliates and their respective successors and assignees (collectively, the "Shareholder Indemnified Persons") for, and will pay to the Shareholder Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with:

            (a) any Breach of any representation or warranty made by Buyers in this Agreement (without giving effect to any supplement to the Schedules hereto), the Schedules hereto, the supplements to such Schedules or any other certificate or document delivered by Buyers pursuant to this Agreement;

            (b) any Breach of any representation or warranty made by Buyers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules hereto, other than any such Breach that is disclosed in a supplement to such Schedules and is expressly identified in the certificate delivered pursuant to Section 2.5(b)(iii) as having caused the condition specified in Section 9.1 not to be satisfied;

            (c) any Breach by either Buyer of any covenant or obligation of such Buyer in this Agreement; or

            (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyers (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

      11.4 TIME LIMITATIONS.

            (a) If the Closing occurs, the Shareholders will not have liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those made in Sections 5.3, 5.4, 5.5, 5.11, and
5.13 of Schedule B, Section 3 (including Sections 3.1 through and including 3.14), Section 4 (including Sections 4.1 through and including 4.6), Sections 7.4(a), 7.5(a), 7.6 (in the case of Section 7.6, with respect to the Shareholders' and Mexico SRL's obligations only), 11.2(a)(iv) and 11.2(b), unless on or before the day which is 18 calendar months after the Closing, Buyers notify the Shareholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyers. A claim with respect to:

            (i) Sections 5.3, 5.4 or 5.5 of Schedule B, Section 3 (including Sections 3.1 through and including 3.14), Section 4 (including Sections
      4.1 through 4.6), Section 7.4(a), 7.5(a), 7.6 (in the case of Section 7.6, with respect to the Shareholders' and Mexico SRL's obligations only) or 11.2(b) may be made at any time;

            (ii) Sections 5.11 or 5.13 of Schedule B or Section 11.2(a)(iv) may be upon notice to such Shareholder prior to sixty (60) days after the expiration of the statute of limitations applicable to the underlying claim (as it may from time to time be extended), unless no statute of limitations is applicable to the underlying claim, in which event a claim hereunder may be made at any time.

      (b) if the Closing occurs, Buyers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the day which is 18 calendar months after the Closing, the Shareholder asserting the claim notifies Buyers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by such Shareholder.

      11.5 LIMITATIONS ON AMOUNT - SHAREHOLDERS. The Shareholders will not have liability (for indemnification or otherwise) with respect to the matters described in Sections 11.2(a)(i), 11.2(a)(ii), 11.2(a)(iii), 11.2(a)(iv) or
11.2(a)(v) until the Hoyts Attributable Damages exceeds the Hoyts Basket Amount and then shall have liability only to the extent the Hoyts Attributable Damages exceeds the Hoyts Basket Amount. The Shareholders aggregate liability (for indemnification or otherwise) with respect to the matters described in Section 11.2(a) shall not exceed the Hoyts Cap Amount. Notwithstanding the foregoing,
(A) neither of the Hoyts Cap Amount nor the Hoyts Basket Amount shall apply to Damages with respect to (x) the matters described in Section 11.2(b) or (y) any Breach of any of Shareholders', Cinemex's or Mexico SRL's representations and warranties involving fraud on the part of the Shareholders, Cinemex or Mexico SRL and (B) the Hoyts Basket Amount shall not apply to Damages with respect to the matters described in Section 11.2(a)(vi).

      11.6 LIMITATIONS ON AMOUNT - BUYERS. Buyers will not have liability (for indemnification or otherwise) with respect to the matters described in Sections 11.3(a), 11.3(b) or 11.3(c) until the total of all Damages with respect to such matters exceeds the Buyers Basket Amount and then Buyers shall only have liability with respect to such matters to the extent such Damages exceed the Buyers Basket Amount. Buyers' aggregate liability (for indemnification or otherwise) with respect to the matters described in Section 11.3 shall not exceed the Buyers Cap Amount. Notwithstanding the foregoing, (A) neither the Buyers Cap Amount nor the Buyers Basket Amount shall apply to Damages with respect to any Breach of any of Buyers' representations and warranties involving fraud and (B) the Buyers Basket Amount shall not apply to any Damages with respect to the matters described in Section 11.3(d).

      11.7 PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

            (a) Promptly after receipt by an indemnified party under Section 11.2, or 11.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

      (b) If any Proceeding referred to in Section 11.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any good faith compromise or settlement effected by the indemnified party.

      (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by, or obligated to provide indemnification with respect to (unless the basis therefor is established by a separate Proceeding) any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      (d) The parties hereto hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by any other party other than a Buyer Indemnified Person or a Shareholder Indemnified Person against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on each party hereto with respect to such a claim anywhere in the world; provided, applicable Legal Requirements are complied with.

      11.8 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

            If the Closing occurs, neither Cinemex nor Mexico SRL shall have any obligation (for indemnification or otherwise) with respect to its representations and warranties in or pursuant to this Agreement, and the indemnification obligations of the Shareholders shall not be abated or subject to any defense that Cinemex or Mexico SRL made the inaccurate representation and warranty on which the claim is based.

      11.9 ADDITIONAL PROVISIONS REGARDING TAX INDEMNIFICATION. For purposes of Sections 11.9 through and including 11.13, Shareholders shall mean and include all of the Shareholders and the other Persons listed on Schedule C, and the provisions of Sections 11.9 through 11.13 shall only apply to matters involving the Cinemex Companies and shall not have any application to any matter involving Mexico SRL (or any Taxes of or payable by Mexico SRL).

            (a) If any of the Cinemex Companies receives any refund (whether such refund is received directly or indirectly through a right of offset or credit) of any Pre-Closing Taxes or Taxes otherwise described in Section 11.2(a)(iv) for which the Shareholders have provided indemnification (other than any refunds in respect of Transfer Taxes, any refunds accrued or reflected on the books and records of any of the Cinemex Companies as of the Closing Date or any refunds for which any of the Cinemex Companies has made a claim or initiated a suit as of the Closing Date), then to the extent that such refund exceeds the aggregate of (A) any Taxes payable by such Cinemex Company attributable to any Post-Closing Tax Period which Taxes result from the adjustment to or amendment of Tax Returns that give rise to the refund in question and (B) the Refund Threshold, upon the actual or deemed receipt of any such refund by any Cinemex Company or Buyers, Cinemex shall promptly pay to each Shareholder an aggregate amount equal to the product of (i) the amount of such refund (including any interest thereon at the over-payment rate paid by the Governmental Body with respect to such refund or credit) and (ii) such Shareholder's Percentage. The Shareholders shall have the right to determine whether any claim for refund for such Taxes shall be made on behalf of a Cinemex Company. Notwithstanding the preceding sentence, neither Buyers nor any Cinemex Company shall be required to file any claim for refund that it reasonably believes is not true, correct and complete in all material respects. Notwithstanding anything provided in this
Section 11.9(a), Buyers reserve the right to pay any proposed refund or credit (including interest thereon) to the Sellers in cash (in the manner provided in the first sentence of this Section 11.9(a)) in lieu of the filing of any amended Tax Return or claim or suit for refund. If the Shareholders elect to make a claim for refund, Buyers and the Cinemex Companies shall cooperate fully in connection therewith. Each Shareholder shall be responsible to reimburse Buyers and the Cinemex Companies for its Percentage of reasonable out-of-pocket third-party expenses incurred in providing such cooperation. None of the Cinemex Companies shall file, and Buyers shall not file, and they shall cause the Cinemex Companies not to file, any amended Tax Return or any claim for a refund with respect to Pre-Closing Taxes of any of the Cinemex

Companies (y) without the prior consent of the Shareholders, the granting of which shall be in the Shareholders' sole discretion; or (z) unless Buyers or the relevant Cinemex Company in good faith determines that it is required to do so under applicable Legal Requirements, and Selected Counsel does not, within thirty days after Shareholders receive notice of such determination, render a written legal opinion that the Buyers and the Cinemex Companies are not required to do so under applicable Legal Requirements. Notwithstanding the foregoing, the Buyers or the relevant Cinemex Company may file a claim for a refund without meeting any of the conditions in clauses (y) or (z) or the proviso of the preceding sentence, in which case the Shareholders shall have no obligation to indemnify any of the Buyers and the Cinemex Companies for any Damages for Taxes incurred by any of the Buyers or the Cinemex Companies as a consequence of such filing. In the event that Buyers or any of the Cinemex Companies receives any refund in respect of Transfer Taxes, Cinemex shall promptly pay to each Shareholder an amount equal to the product of 50% of such refund and such Shareholder's Percentage. In the event that any Shareholder receives any refund in respect of Transfer Taxes, such Shareholder shall promptly pay to Buyers an amount equal to the product of 50% of the refund received by such Shareholder.

            (b) Buyers shall be entitled to any refund of any Taxes other than a refund described in Section 11.9(a), including interest thereon. If any such refund is paid to any Shareholder, such Shareholder shall promptly pay such refund (including any interest thereon) to Buyers. Buyers shall have the sole right to determine whether any claim for refund for such Taxes shall be made. If Buyers elect to make such a claim for refund, the Shareholders shall cooperate fully in connection therewith. Buyers and the Cinemex Companies shall be jointly responsible to reimburse the Shareholders for any reasonable out-of-pocket expenses incurred in providing such cooperation.

            (c) Buyers shall include in their notice of any claim for indemnification under Section 11.2(a)(iv) a detailed calculation of the amount of the requested indemnity payment. The Shareholders shall not be obligated to indemnify Buyers until there has been a Final Determination of the Tax liability for which indemnification is sought pursuant to Section 11.2(a)(iv). A "Final Determination" shall mean (i) a final, unappealable decision by a court of competent jurisdiction, (ii) the expiration of the applicable statute of limitations, (iii) any other final and irrevocable determination of such Tax liability, or (iv) the agreement by the Shareholders to pay such Tax liability. In the event that the pursuit of any Tax Contest (defined in Section 11.9(d) below) with respect to any Tax liability with respect to which indemnification under Section 11.2(a)(iv) is sought requires the payment of such Tax or the posting of any bond or deposit prior to a Final Determination with respect thereto, the Shareholders shall pay or post any such amount up to the amount for which they would be required to indemnify the Buyers with respect to such Tax liability if such Tax liability were finally determined to be due. The amount of Shareholders' indemnification obligation, if any, shall be reduced by the amount of Tax benefits realized by Buyers or any of the Cinemex Companies from the liabilities for which indemnification is made.

            (d) (i) Buyers shall inform the Shareholders, and the Shareholders shall be entitled to control and conduct those audits, examinations or proceedings, administrative or judicial (a "Tax Contest"), relating to the Cinemex Companies that are related to (A) the liability for any Taxes for which the Shareholders would be required to indemnify Buyers pursuant to

Section 11.2(a)(iv), or (B) a claim for refund for any Taxes that the Shareholders are entitled to pursuant to this Section 11.9. Costs of any Tax Contest are to be borne by the party controlling such Tax Contest. Buyers shall deliver or cause to be delivered to the Shareholders any power of attorney required to allow the Shareholders and their counsel or accountant to represent the relevant Cinemex Company in connection with the Tax Contest and shall provide the Shareholders with such assistance as may be reasonably requested by the Shareholders in connection with the Tax Contest. The Shareholders shall reimburse the relevant Cinemex Company for reasonable out-of-pocket third party expenses incurred in providing such assistance.

            (ii) Notwithstanding Section 11.9(d)(i), the Shareholders shall consult in good faith with Buyers with respect to the conduct of, or settlement of, any Tax Contest. The Shareholders shall neither consent nor agree to the settlement of any Tax Contest without Buyers' prior consent which shall not be unreasonably withheld or delayed, if such consent or agreement would legally bind, or materially increase the Taxes of, any Cinemex Company in a Post- Closing Tax Period; provided, however, that Shareholders shall be entitled to settle any such contest, even if such settlement would legally bind, or materially increase the Taxes of, any Cinemex Company in a Post-Closing Tax Period, so long as Shareholders reimburse the Cinemex Companies for any liability for additional Taxes for Post-Closing Periods incurred as a consequence of such settlement.

            (iii) Buyers shall inform the Shareholders of any Tax Contest with regard to any Tax Return of the Cinemex Companies for an Overlap Period or any other Post-Closing Tax Period that may result in an adjustment to any Tax for which Shareholders may be liable to indemnify Buyers or any Cinemex Company pursuant to this Agreement. Buyers shall control the conduct and resolution of any such Tax Contest. Costs of such Tax Contests are to be borne by Buyers. Buyers shall consult in good faith with the Shareholders with respect to the conduct of, and before entering into any settlement of, any Tax Contest that may have a material adverse impact on the liability for Taxes of the Shareholders, or any Tax for which the Shareholders may be liable to indemnify Buyers or any Cinemex Company pursuant to this Agreement, and shall not enter into any such settlement without the prior consent of the Shareholders, which consent shall not be unreasonably withheld or delayed.

            (iv) The failure of Buyers to inform the Shareholders of a Tax Contest on a timely basis shall relieve the Shareholders of any liability for Taxes due, as a result of such Tax Contest, unless Buyers can demonstrate that the failure to timely notify the Shareholders did not prejudice the Shareholders with respect to the Tax liability that resulted from such Tax Contest.

            (v) Neither the Shareholders nor any affiliate of the Shareholders shall file any amended Tax Return that may affect the Tax liability of Buyers or any Cinemex Company or any group of affiliated corporations of which Cinemex or any Cinemex Company is a member.

            (vi) Buyers shall not file, and shall not allow any of the Cinemex Companies or any affiliate of any of them to file any amended Tax Return (other than Tax Returns referred to in Section 11.9(a)), or suit or claim for refund that may affect the Tax liability of the Shareholders or any liability for Taxes of which Shareholders may indemnify Buyers or any Cinemex Company pursuant to this Agreement without the consent of the Shareholders, which consent shall not unreasonably be withheld or delayed.

            (vii) In the case of any Tax Contest described in Section 11.9(d)(i), if notice is given to the Shareholders of the commencement of such Tax Contest and the Shareholders do not, within thirty days after such notice is given, give notice to Buyers of their election to assume the defense of such Tax Contest, the Shareholders will be bound by any determination made in such Tax Contest or any good faith compromise or settlement effected by Buyers or the relevant Cinemex Company, as the case may be.

      11.10 FILING OF THE CINEMEX COMPANIES' TAX RETURNS. The Shareholders shall prepare and file or cause to be prepared and filed (at the expense of the Cinemex Companies) on a timely basis all Tax Returns required to be filed prior to the Closing Date with respect to the Cinemex Companies for Pre-Closing Tax Periods other than Overlap Periods. Such Tax Returns shall be prepared in a manner consistent with past practice of the Cinemex Companies. Buyers and the Cinemex Companies shall cooperate in the execution and filing of such Tax Returns, provided, however, that Buyers and the Cinemex Companies shall not be required to execute or file any Tax Return that they reasonably believe is not true, correct and complete in all material respects; provided further, that Buyer and the Cinemex Companies shall be deemed to have consented to the preparation, execution and filing of Tax Returns to the extent they are prepared in a manner consistent with past practices of the Cinemex Companies. Buyers shall prepare and file or cause to be prepared and filed all other Tax Returns and reports of the Cinemex Companies. Buyers shall prepare or shall cause to be prepared Tax Returns for Pre-Closing Tax Periods required to be filed after the Closing Date, including Tax Returns for Overlap Periods, in a manner consistent with past practice of the Cinemex Companies. Shareholders shall be provided with and have the right to review any such Tax Return at least 30 days prior to the due date of such Tax Return, and such Tax Return shall not be filed without Shareholders' consent, which shall not be unreasonably withheld or delayed. Shareholders shall be deemed to have consented to the preparation, execution and filing of such Tax Returns to the extent they are prepared in a manner consistent with past practice of the Cinemex Companies.

      11.11 COOPERATION ON THE CINEMEX COMPANIES' TAX MATTERS. The Shareholders, Buyers and the Cinemex Companies and their respective affiliates will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Tax Contests, any refund claims or any other claim arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other parties for reasonable out of pocket third- party expenses incurred in providing such assistance. Notwithstanding any other provision of this Agreement, Buyers hereby agree that they will retain, or cause the relevant Cinemex Company to retain, until all appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns, and that they will not destroy or otherwise dispose of, and will not allow any of the Cinemex Companies to destroy or otherwise dispose of, such materials without first providing the Shareholders with a reasonable opportunity to review and copy such materials.

      11.12 ALLOCATION OF TAX LIABILITY FOR OVERLAP PERIODS. In the case of a Tax Return for a Cinemex Company for an Overlap Period based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the allocation of Taxes between the period ending on the Closing Date and the period after the Closing Date shall be made by means of an interim closing of the books and records of the Cinemex Company as of the close of the Closing Date and by treating each period within the Overlap Period as a separate taxable year, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. Notwithstanding the foregoing, if the liability for Taxes for an Overlap Period is determined on a basis other than income or gross receipts or other than with respect to a specific transaction, the allocation of Taxes to the period ending on the Closing Date included in the Overlap Period shall be equal to the amount of such Taxes for the Overlap Period multiplied by a fraction, the numerator of which is the number of days in such period ending on the Closing Date and the denominator of which is the total number of days in the Overlap Period, and the amount of such Taxes allocated to the period beginning after the Closing Date included in the Overlap Period shall be excess of the amount of the Taxes for the Overlap Period over the amount of Taxes attributable to the period ending on the Closing Date included in such Overlap Period. If the liability for Taxes for the Overlap Period is increased as a result of any action taken by Buyers or any of the Cinemex Companies on or after the Closing Date, the portion of such additional liability for Taxes allocated to the period ending on the Closing Date shall be borne by Buyers.

      11.13 CERTAIN MISCELLANEOUS TAX MATTERS.

            (a) Buyers and the Cinemex Companies shall not, and Buyer shall cause the Cinemex Companies not to, make or change any elections, change an annual accounting period, or adopt or change any accounting method with respect to any of the Cinemex Companies in a Post-Closing Tax Period, if such action would have the effect of increasing the Pre-Closing Taxes of any of the Cinemex Companies (i) without the prior consent of the Shareholders, the granting of which shall be in the Shareholders' sole discretion; or (ii) unless Buyers or the relevant Cinemex Company in good faith determines that it is required to do so under applicable Legal Requirements, and Selected Counsel does not, within thirty days after Shareholders receive notice of such determination, render a written legal opinion that the Buyers and the Cinemex Companies are not required to do so under applicable Legal Requirements. Notwithstanding the foregoing, the Buyers or the relevant Cinemex Company may take the contemplated action without meeting any of conditions in clauses (i) or (ii) or the proviso of the preceding sentence, in which case the Shareholders shall have no obligation to indemnify any of the Buyers and the Cinemex Companies for any Damages for Taxes incurred by any of the Buyers and the Cinemex Companies as a consequence of such actions.

            (b) Each of Shareholders and Buyers agree not to cause any of the Cinemex Companies to engage in any transaction on the Closing Date outside of the ordinary course of business, except the transactions contemplated by this Agreement.

            (c) The Shareholders will be responsible for any Tax liability that may arise or derive from the execution and consummation of the Contemplated Transactions.

            (d) Buyers shall pay fifty percent (50%) of all Transfer Taxes arising in respect of the direct transfer of shares of Cinemex contemplated under the Cinemex Purchase Agreement.

      11.14 NOTICES AND DETERMINATION BY SHAREHOLDERS. With respect to any claim for indemnification made under Section 11.2(a) or any provision of this Section 11 which contemplates a determination by, a notice from, a consent of, or any other action by, the Shareholders, such determination by, notice from, consent of, or other action by, the Shareholders shall, except as provided in this
Section 11.14, require a determination of, notice of or to, consent of, or other action by, all Shareholders, all Series P Shareholders, Matthew D. Heyman, Adolfo Fastlicht Kurian and Miguel Angel Davila Guzman. However, (i) the Shareholders may exercise their right as an indemnifying party to participate in, but not assume or control, the defense of an action or proceeding under
Section 11.7 at their own expense and (ii) any combination of Shareholders, Series P Shareholders, Matthew D. Heyman, Adolfo Fastlicht Kurian and Miguel Angel Davila Guzman with an aggregate Percentage in excess of 50% may assume the defense of an action or proceeding in accordance with Section 11.7 if they irrevocably agree with Buyers and Cinemex that for purposes of indemnification and reimbursement for the matter to which such action or proceeding relates that their aggregate Percentage (for purposes of this Agreement, the Cinemex Purchase Agreement and the Inducement Agreement) shall be 100% (allocated among them in proportion to their respective Percentages) and designate a representative for the conduct of such defense. If clause (ii) of the preceding sentence is applicable to a matter which results in Damages that would be subject to indemnification under Section 11.2(a) without regard to Section 11.5 (a "Reallocated Matter"), then Section 11.5 shall be applied to any other matter that may be the subject of indemnification under Section 11.2(a) as if the Percentages and Hoyts Attributable Damages applicable to, and any, payments made with respect to, the Reallocated Matter had been determined without regard to such clause (ii). All determinations, notices, consents and other actions referred to in this Section 11.14 must also be made or given under the Cinemex Purchase Agreement and the Inducement Agreement.

      11.15 FILING OF TAX MEXICO SRL RETURNS. The Shareholders shall prepare and file or cause to be prepared and filed (at the expense of Mexico SRL) on a timely basis all Tax Returns with respect to Mexico SRL for Pre-Closing Tax Periods other than Overlap Periods. Such Tax Returns shall be prepared in a manner consistent with past practice of Mexico SRL. Buyers and Mexico SRL shall cooperate in the execution and filing of such Tax Returns, provided, however, that Buyers and Mexico SRL shall not be required to execute or file any Tax Return that they reasonably believe is not true, correct and complete in all material respects; provided further, that

Buyers and Mexico SRL shall be deemed to have consented to the preparation, execution and filing of Tax Returns to the extent they are prepared in a manner consistent with past practices of Mexico SRL. Buyers shall prepare and file or cause to be prepared and filed all other Tax Returns and reports of Mexico SRL. Buyers shall prepare or shall cause to be prepared Tax Returns for Overlap Periods in a manner consistent with past practice of Mexico SRL. Shareholders shall have the right to review any such Tax Return at least 30 days prior to the due date of such Tax Return, and such Tax Return shall not be filed without Shareholders' consent, which shall not be unreasonably withheld or delayed. Shareholders shall be deemed to have consented to the preparation, execution and filing of such Tax Returns to the extent they are prepared in a manner consistent with past practice of Mexico SRL.

      11.16 COOPERATION ON MEXICO SRL TAX MATTERS. The Shareholders, Buyers and Mexico SRL and their respective affiliates will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Tax Contests, or any other claim arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other parties for reasonable out of pocket third-party expenses incurred in providing such assistance. Notwithstanding any other provision of this Agreement, Buyers hereby agree that they will retain, or cause Mexico SRL to retain, until all appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns, and that it will not destroy or otherwise dispose of such materials without first providing the Shareholders with a reasonable opportunity to review and copy such materials.

      11.17 USE OF COMMERCIALLY REASONABLE EFFORTS. From and after the Closing Date, Cinemex shall, and Buyers shall cause the relevant Cinemex Companies to, use their commercially reasonable efforts to prevent the occurrence of any Disruption and/or the Santa Fe Event.

12.   OTHER POST-CLOSING MATTERS.

      12.1 RELEASE AND DISCHARGE.

            (a) Subject to Section 12.2, effective immediately and automatically upon the occurrence of the Closing, each of the Shareholders on behalf of itself and each of its respective Related Persons (other than Mexico SRL and the Cinemex Companies), hereby releases and forever discharges each of the Buyers, Mexico SRL and each Cinemex Company, and each of their respective individual, joint or mutual, past, present and future Representatives, affiliates, stockholders, controlling persons, subsidiaries, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, Proceedings, causes of action, Orders, obligations, Contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each of the Shareholders or any of their respective Related Persons now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from Mexico SRL or any Cinemex Company, whether pursuant to its respective Organizational Documents, Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date.

            (b) Effective immediately and automatically upon the occurrence of the Closing, each of the Shareholders on behalf of itself and each of its Related Persons (other than Mexico SRL and each Cinemex Company) hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

            (c) Effective immediately and automatically upon the occurrence of the Closing, without in any way limiting any of the rights and remedies otherwise available to any Releasee, the Shareholders, jointly and severally, shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of any Shareholder or any of their respective Related Persons of any claim or other matter purported to be released pursuant to this Section 12.1 and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of any Shareholder or any of their Related Persons against such third party of any claims or other matters purported to be released pursuant to this Section 12.1.

      12.2 REDEMPTION. On the first business day immediately following the Closing Date, Mexico SRL hereby irrevocably agrees to redeem and Barbados irrevocably agrees to submit, surrender and deliver the Retained Interests to Mexico SRL for redemption, in accordance with all applicable Legal Requirements, Order and Contracts and the Organizational Documents of Mexico SRL (the "Redemption"). The redemption price shall be $265'179,944 pesos (the "Redemption Price") of which an amount equal to the amount of the Intercompany Receivable will be satisfied by assignment without recourse of the Intercompany Receivable to Barbados and (i) Barbados agrees to accept the Intercompany Receivable in partial payment of the Redemption Price in the amount of $34'182,225 pesos, (ii) all of the Shareholders agree that none of Mexico SRL or Buyers makes any representation or warranty with respect to the existence, validity, amount, collectibility of, or any other matter relating to, the Intercompany Receivable,
(iii) all of the Shareholders agree that none of Mexico SRL or Buyers shall have any liability or obligation whatsoever relating to the Intercompany Receivable and/or the agreement between Mexico SRL and The Hoyts Corporation Pty. Ltd., dated January 11, 2002, relating to the Intercompany Receivable and the Shareholders shall jointly and severally indemnify and hold harmless Mexico SRL and/or Buyers from any liability or obligations incurred by any of them with respect to such agreement and/or the Intercompany Receivable and (iv) all of the Shareholders agree that the assignment of the Intercompany Receivable shall automatically occur simultaneously with the Redemption without any additional action on the part of any party. Upon delivery of the Retained Interests to Mexico SRL, the Retained Interests will no longer be outstanding, and no Person, including, without limitation, Barbados, will have any claim, right or entitlement relating to the Retained Interests or to any payment in respect thereof. During the time from the Closing until the Redemption, Barbados shall take no action with respect to the Retained Interests (and shall not transfer, sell, assign, suffer any Encumbrance to or otherwise dispose of any Retained Interests) other than to submit the Retained Interests for Redemption. Buyers shall cause Mexico SRL to effectuate the Redemption in accordance with this Section 12.2.

      12.3 SUCCESSORS. Each of the Parents hereby agrees that it will not consummate any merger, consolidation, amalgamation, scheme of arrangement, sale or other disposition of all or substantially all of its assets or businesses (whether in one or a series of related transactions) or any similar transaction or dissolve or liquidate, unless the successor or transferor Person (or Person who receives assets or businesses in such dissolution or liquidation) in each such transaction unconditionally assumes, by written instrument delivered to the Buyers, the obligations of such Parent under this Agreement; provided that such assumption will in no way relieve any Parent from its obligations under this Agreement.

      12.4 NAME CHANGE. Buyers agree that they will cause Mexico SRL to change its name so as to delete the word "Hoyts" from its corporate name within 60 days after the Closing Date.

13.   GENERAL PROVISIONS.

      13.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

      13.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyers and Parents may agree. Unless consented to by the parties hereto in advance or required by Legal Requirements, prior to the Closing, Buyers, each Shareholder, Cinemex and Mexico SRL shall, and Shareholders shall cause Mexico SRL to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Shareholders and Buyers will consult with each other concerning the means by which the Cinemex Companies' employees, customers and suppliers and others having dealings with the Cinemex Companies will be informed of the Contemplated Transactions, and Buyers and Cinemex will each have the right to be present for any such communication.

      13.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as another party may designate by notice to the other parties):

            Buyers or Mexico SRL to:

                  Symphony Acquisition Vehicle, S.A. de C.V.
                  and Cinemex Acquisition Corp.
                  c/o Creel, Garcia-Cuellar y Muggenburg, S.C.
                  Paseo de los Tamarindos 60
                  Bosques de Las Lomas
                  05120 Mexico, D.F.
                  Attention:  Carlos Creel Carrera
                  Facsimile No.:  (011) 5255-1105-0690

            with copies to:

                  Onex Investment Corporation
                  712 5th Avenue, 40th Floor
                  New York, New York  10019
                  Attention:  Anthony Munk
                  Facsimile No.:  (212) 582-0909

                  Oaktree Capital Management, LLC
                  333 South Grand Avenue, 28th Floor
                  Los Angeles, California  90071
                  Attention:  Kenneth Liang
                  Facsimile No.:  (213) 830-8522

                  and

                  Kaye Scholer LLP
                  425 Park Avenue
                  New York, New York  10022
                  Attention:  Joel I. Greenberg
                  Facsimile No.:  (212) 836-8211

            Parents, Sellers, Strawinsky, Barbados and Mexico SRL to:

                  Hoyts Cinemas Limited
                  505-523 George Street
                  Sydney, N.S.W. Australia 200
                  Attention:  Paul Johnson
                  Facsimile No.:  (612) 9273 7322
            with a copy to:

                  Basham, Ringe y Correa, S.C.
                  Paseo de los Tamarindos 400-A, piso 9,
                  Col. Bosques de Las Lomas
                  Mexico, D.F.
                  Attention:  Daniel A. del Rio
                  Facsimile No.:  (011) 5255-5261-0496

            with copies to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, NY  10036-829
                  Attention:  Adam J. Kansler
                  Facsimile No.:  212.969.2900

                  Franck, Galicia y Robles, S.C.
                  Torre Del Bosque
                  Blvd. Manuel Avila Camacho 24, Piso 7
                  Col. Lomas De Chapultepec
                  11000 Mexico, Distrito Federal
                  Attention:  Rafael Robles Miaja
                  Facsimile No.:  (011) 5255-5540-9202

            with a copy to:

                  Creel, Garcia-Cuellar y Muggenburg, S.C. Paseo de los Tamarindos 60 Bosques de Las Lomas 05120 Mexico, D.F.
                  Attention:  Carlos Creel Carrera
                  Facsimile No.:  (011) 5255-1105-0690

            Cinemex to:

                  Grupo Cinemex, S.A. de C.V.
                  Blvd. M. Avila Camacho No. 40, Piso 16
                  Lomas de Chapultepec
                  11000 Mexico, D.F.
                  Attention:  President
                  Facsimile No.:  (011) 5255-5201-5812
                                    and
                                (011) 5255-5201-5889
            with copies to:

                  Onex Investment Corporation
                  712 5th Avenue, 40th Floor
                  New York, New York  10019
                  Attention:  Anthony Munk
                  Facsimile No.:  (212) 582-0909

                  Oaktree Capital Management, LLC
                  333 South Grand Avenue, 28th Floor
                  Los Angeles, California  90071
                  Attention:  Kenneth Liang
                  Facsimile No.:  (213) 830-8522

                  and

                  Kaye Scholer LLP
                  425 Park Avenue
                  New York, New York  10022
                  Attention:  Joel I. Greenberg
                  Facsimile No.:  (212) 836-8211

            with a copy to:

                  Creel, Garcia-Cuellar y Muggenburg, S.C. Paseo de los Tamarindos 60 Bosques de Las Lomas 05120 Mexico, D.F.
                  Attention:  Carlos Creel Carrera
                  Facsimile No.:  (011) 5255-1105-0690

      13.4 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      13.5 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      13.6 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties (other than the Confidentiality Agreement) with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Buyers, in the event Buyers are to be charged with the amendment or by each Shareholder, in the event the Shareholders are to be charged with the amendment.

      13.7 SCHEDULES.

            (a) The disclosures in the Schedules, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate, except to the extent that any information disclosed in any Schedule to the representations or warranties of Cinemex, Mexico SRL or any Shareholder would on its face be manifestly relevant to another such Schedule.

            (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules hereto (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

            (c) Schedule B (including the Annexes to Schedule B hereto) constitutes a part of this Agreement as if the provisions thereof were set forth in their entirety in this Agreement.

      13.8 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except as specifically contemplated by Section 11 and 12.1. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns and the other Persons identified in Section 11 and 12.1. Notwithstanding anything contained in this Section 13.8, no prior consent of the parties shall be required for (i) the collateral assignment by Buyers to any lender of Buyers for security purposes and the assignment thereof by any such lender or agent to any purchaser in connection with the exercise by any such lender or agent of all of its rights and remedies as a secured creditor with respect thereto, and (ii) the transfer, assignment or designation of Buyers of any or all of its rights hereunder, including, but not limited to, the Transferred Interests, to one or more of its affiliates or Related Persons.

      13.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      13.10 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      13.11 GOVERNING LAW. The parties agree that this Agreement shall be governed by and construed in accordance with the applicable laws of Mexico City, Federal District, Mexico, without giving effect to laws, rules or principles regarding the conflicts of laws.

      13.12 JURISDICTION. For any controversy related to this Agreement, the parties hereto hereby expressly submit to the exclusive jurisdiction and competence of the courts sitting in Mexico City, Federal District, Mexico, including, but not limited to, the in personam and subject matter jurisdiction of those courts, and the parties hereto hereby waive any right they may have to submit to any other jurisdiction by reason of their domiciles or by any other reason.

      13.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                                    * * * * *

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                     SYMPHONY ACQUISITION VEHICLE, S.A. DE
                                     C.V.
                                     By:   /s/ Timothy A.R. Duncanson
                                           -------------------------------------
                                           Name: Timothy A.R. Duncanson
                                           Title:   Vice President


                                     CINEMEX ACQUISITION CORP.


                                     By:   /s/ Timothy A.R. Duncanson
                                           -------------------------------------
                                           Name: Timothy A.R. Duncanson
                                           Title:  Vice President and
                                           Assistant Secretary


                                     GRUPO CINEMEX, S.A. DE C.V.


                                     By:   /s/ Adolfo Fastlicht
                                           -------------------------------------
                                           Name: Adolfo Fastlicht
                                           Title:  Co-Director General

                                     CONSOLIDATED PRESS HOLDINGS LIMITED
                                     By:   /s/ Graham Gubbin
                                           -------------------------------------
                                           Name: Graham Gubbin
                                           Title:  Director


                                     HOYTS CINEMAS LTD.


                                     By:   /s/ Paul Johnson
                                           -------------------------------------
                                           Name: Paul Johnson
                                           Title:  Director


                                     HOYTS EUROPEAN HOLDING, B.V.


                                     By:   /s/
                                           -------------------------------------
                                           Name:
                                           Title: Trust International
                                           Management (T.I.M.) B.V.
                                           Managing Director


                                     HOYTS CINEMAS AMERICA LIMITED


                                     By:   /s/ Paul Johnson
                                           -------------------------------------
                                           Name: Paul Johnson
                                           Title:  Director

                                     STICHTING ADMINISTRATIEKANTOOR
                                     STRAWINSKY
                                     By:   /s/
                                           -------------------------------------
                                           Name:
                                           Title:


                                     HOYTS EMERGING TERRITORIES, LTD.


                                     By:   /s/ Paul Johnson
                                           -------------------------------------
                                           Name: Paul Johnson
                                           Title:  Director


                                     CINEMAS HOYTS DE MEXICO, S. DE R.L. DE
                                     C.V.


                                     By:   /s/ Paul Johnson
                                           -------------------------------------
                                           Name: Paul Johnson
                                           Title:  Director

                                     By:   /s/ Paul Sheen
                                           -------------------------------------
                                           Name: Paul Sheen
                                           Title:  Corporate Financial
                                           Controller

                                   SCHEDULE A

                              CORPORATE STRUCTURE:
                   CINEMAS HOYTS DE MEXICO, S. DE R.L. DE C.V.

                                       Equity
       Partners                        Interest                  Value (in pesos)
       --------                        --------                  ----------------
                                                     Series A           Series B        Series P
Hoyts European Holding, B.V                1        $   49,800        $  3,768,200
Hoyts Cinemas America                      1        $      100        $      3,800
Limited
Stichting
Administratiekantoor                       1        $      100
Strawinsky
Hoyts Emerging Territories,                1                                          $195,841,953
Ltd.
Subtotal                                   4        $   50,000        $  3,772,000    $195,841,953

TOTAL                           $199,663,953



                                    Sch. A-1

                                   SCHEDULE B

                    REPRESENTATIONS AND WARRANTIES OF CINEMEX

5.    REPRESENTATIONS AND WARRANTIES OF CINEMEX.

      For purposes of this Schedule B, capitalized terms have the meanings set forth in the Agreement or as specified or referred to at the end of this Schedule B.

      Cinemex represents and warrants to Buyers:

      5.1 ORGANIZATION. Annex 5.1 to this Schedule B sets forth a complete and accurate list of the Cinemex Companies (including the identity of each stockholder or other equity holder and the number of shares of capital stock held by each). Each Cinemex Company is a corporation duly organized and validly existing under the laws of Mexico, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all of its obligations under the Applicable Contracts. Cinemex holds interests in each Partly-Owned Person as set forth in Annex 5.1 to this Schedule B.

      5.2 AUTHORITY; NO CONFLICT.

            (a) The execution, delivery and performance by Cinemex of this Agreement, the Cinemex Purchase Agreement, the Inducement Agreement and the Ancillary Agreements to which Cinemex is a party, and the consummation and performance by Cinemex of the Contemplated Transactions have been duly authorized by all necessary action on the part of Cinemex. This Agreement, the Cinemex Purchase Agreement, the Inducement Agreement and each of the Ancillary Agreements to which Cinemex is a party constitute the legal, valid and binding obligations of Cinemex, enforceable against Cinemex in accordance with their terms. Cinemex has the absolute and unrestricted right, power and authority to execute and deliver this Agreement, the Cinemex Purchase Agreement, the Inducement Agreement and each of the Ancillary Agreements to which Cinemex is a party and to perform its obligations hereunder and thereunder.

            (b) Except as set forth in Annex 5.2 to this Schedule B, neither the execution and delivery of this Agreement, the Cinemex Purchase Agreement, the Inducement Agreement or any of the Ancillary Agreements to which Cinemex is a party, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

            (i) contravene, conflict with, or result in a violation of (1) any provision of the Organizational Documents of the Cinemex Companies, or (2) any resolution adopted by the board of directors (or similar governing body) or the stockholders of any Cinemex Company;

            (ii) contravene, conflict with, or result in a violation of any Mexican Legal Requirement or any Order to which any Cinemex Company, or any of the assets owned or used under legal title by any Cinemex Company, may be subject;


                                    Sch. B-1

            (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Mexican Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Mexican Governmental Authorization that is held by any Cinemex Company or that otherwise relates to the business of, or any of the assets owned or used by, any Cinemex Company;

            (iv) cause any Cinemex Company to become subject to, or to become liable for the payment of, any Mexican Tax;

            (v) cause any of the assets owned by any Cinemex Company to be reassessed or revalued by any taxing authority or other Governmental Body;

            (vi) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract listed on Annex 5.17(a) to this Schedule B; or

            (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used under legal title by any Cinemex Company.

      Except as set forth in Annex 5.2 to this Schedule B, no Cinemex Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions.

      5.3 CAPITALIZATION AS OF IMMEDIATELY PRIOR TO THE RECAPITALIZATION. As of immediately prior to the Recapitalization, the authorized capital stock of Cinemex consisted of 4,381,498 shares of Common Stock, of which 3,801,449 shares of Common Stock were issued and outstanding. Cinemex's stock registry book reflects that, as of immediately prior to the Recapitalization, each Person named on Annex 5.3 to this Schedule B was the holder of the shares of Common Stock set forth opposite such Person's name on Annex 5.3 to this Schedule B (in the amounts indicated on Annex 5.3 to this Schedule B). All of the shares of each Cinemex Company issued and outstanding as of immediately prior to the Recapitalization were duly authorized and validly issued and were fully paid and nonassessable.

      5.4 RECAPITALIZATION.

            (a) Each step of the Recapitalization (i) was effected by Cinemex on June 7, 2002, pursuant to the General Shareholders Meeting, (ii) was duly authorized by all necessary action on the part of Cinemex and its shareholders,
(iii) did not contravene, conflict with, or result in a violation of (1) any provision of Cinemex's Organizational Documents, or (2) any resolution adopted by Cinemex's board of directors or its shareholders and (iv) did not contravene, conflict with, or result in a violation of any Mexican Legal Requirement or any Order to which any Cinemex Company, was subject. A true and complete copy of Cinemex's bylaws as amended in the Recapitalization is attached to Annex 5.4 to this Schedule B.


                                    Sch. B-2

            (b) The General Shareholders Meeting was duly called as instructed by Cinemex's board of directors and complied with all provisions of Cinemex's Organizational Documents and all Mexican Legal Requirements. A true and correct copy of the minutes of the General Shareholders Meeting is attached to Annex 5.4 to this Schedule B.

      5.5 CURRENT CAPITALIZATION. After giving effect to the Recapitalization and at all times thereafter through the Closing:

            (a) The authorized capital stock of Cinemex consists of 209,773 shares of Common Stock, 3,140,347 shares of Series P Preferred Stock, and 426,121 shares of Series PRD Preferred Stock, all of which are issued and outstanding. Annex 5.5(a) to this Schedule B contains an accurate and complete list of all of the holders of the Common Stock, the Series P Preferred Stock and the Series PRD Preferred Stock (including the number (and type) of shares held by each such holder). Cinemex's stock registry book reflects that each Person named on Annex 5.5(a) to this Schedule B is the holder of the shares of Common Stock, Series P Preferred Stock or Series PRD Preferred Stock, as the case may be, set forth opposite such Person's name on Annex 5.5(a) to this Schedule B (in the amounts indicated on Annex 5.5(a) to this Schedule B), and no Encumbrances on such shares of capital stock are recorded on such stock registry book. All of the shares of the Cinemex Companies have been duly authorized and validly issued and are fully paid and nonassessable.

            (b) Cinemex's stock registry book does not reflect that there are any Contracts relating to the issuance, sale or transfer of any equity securities of any Cinemex Company or the repurchase, redemption or other acquisition of any equity securities of any Cinemex Company. There are no Contracts to which any Cinemex Company is a party relating to the issuance, sale or transfer of any equity securities of any Cinemex Company or the repurchase, redemption or other acquisition of any equity securities of any Cinemex Company. Cinemex's stock registry book does not reflect any options, warrants, convertible securities or rights that are or may become exercisable or exchangeable for, convertible into, or that otherwise give the holder any right to acquire shares of capital stock of any Cinemex Company or to receive payments based in whole or in part upon the value of the capital stock of any Cinemex Company. There are no options, warrants, convertible securities or rights to which any Cinemex Company is a party that are or may become exercisable or exchangeable for, convertible into, or that otherwise give the holder any right to acquire shares of capital stock of any Cinemex Company or to receive payments based in whole or in part upon the value of the capital stock of any Cinemex Company. None of the equity securities of Cinemex were issued in violation of any Mexican Legal Requirement. Except as set forth in Annex 5.5(b) to this Schedule B, no Cinemex Company owns, or has any Contract to acquire, any equity securities of any Person (other than any Subsidiary of Cinemex) or any direct or indirect equity or ownership interest in any other business.

      5.6 FINANCIAL STATEMENTS. Cinemex has delivered to Buyers: (a) audited consolidated balance sheets of the Cinemex Companies as of December 31, 2001 (the "Balance Sheet") and the related audited consolidated statements of income, retained earnings and cash flow for the fiscal year then ended, together with the notes thereto and the report thereon by Ruiz Urquiza y Cia, S.C., independent certified public accountants, (b) audited consolidated balance sheets of the Cinemex Companies as of December 31 in each of the years 1997 through 2000 and


                                    Sch. B-3
the related audited consolidated statements of income, retained earnings and cash flow for each of the fiscal years then ended, together with the notes thereto and the report thereon by Ruiz Urquiza y Cia, S.C., independent certified public accountants, and (c) the unaudited consolidated balance sheet and statement of income of the Cinemex Companies as at March 31, 2002 (the "Interim Balance Sheet"). Such financial statements and notes fairly present the financial condition and the results of operations and, where provided, cash flows of the Cinemex Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) and to the absence of footnotes; the financial statements referred to in this Section 5.6 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Cinemex Companies are required by GAAP to be included in the consolidated financial statements of Cinemex. Attached to Annex 5.6 to Schedule B are the Cinemex Companies' consolidated financial statements as of May 31, 2002.

      5.7 BOOKS AND RECORDS. Except as set forth in Annex 5.7 to this Schedule B, the minute books, stock registry books, capital variations books and other corporate records of the Cinemex Companies, all of which have been made available to Buyers are complete and correct in all material respects. Except as set forth on Annex 5.7 to this Schedule B, the minute books of the Cinemex Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors (or similar governing bodies) and committees of the boards of directors (or similar governing bodies) of the Cinemex Companies, and no meeting of any such stockholders, board of directors (or similar governing body) or committees has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Cinemex Companies or its Mexican counsel.

      5.8 TITLE TO PROPERTIES; ENCUMBRANCES. Annex 5.8 to this Schedule B contains a complete and accurate list of all real estate property, leaseholds or other similar interests owned by any Cinemex Company. Cinemex has made available to Buyers copies of the deeds and other instruments by which the Cinemex Companies acquired such real estate property and other interests. The Cinemex Companies own (with good and marketable title in the case of real estate property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real estate property, personal property or mixed and whether tangible or intangible) that they purport to own. Except as set forth in Annex 5.8 to this Schedule B, all material properties and assets owned by Cinemex are free and clear of all Encumbrances and are not, in the case of real estate property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature except, with respect to all such material properties and assets, (a) mortgages, guaranty trusts or security interests, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current Taxes not yet due, (c) Encumbrances or minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or materially impairs the use of the property subject thereto, or materially impairs the operations of any Cinemex Company, and (d) with respect to real estate property, zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All


                                    Sch. B-4
buildings, plants and structures owned by the Cinemex Companies lie wholly within the boundaries of the real estate property owned or leased by the Cinemex Companies and do not encroach upon the property of, or, except as set forth on Annex 5.8 to this Schedule B, or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, otherwise conflict with the property rights of any other Person.

      5.9 CONDITION AND SUFFICIENCY OF ASSETS, RECENT CAPITAL EXPENDITURES.

            (a) To Cinemex's Knowledge, except as set forth in Annex 5.9 to this Schedule B, the buildings, plants, structures and equipment of the Cinemex Companies are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs other than maintenance and repairs consistent in nature and cost with the maintenance and repairs made by the Cinemex Companies in the Ordinary Course of Business during the 12-month period preceding the Closing Date.

            (b) Except as set forth on Annex 5.9 to this Schedule B, as of May 31, 2002 the Cinemex Companies have made no capital expenditures subsequent to April 1, 2002 on the projects identified on Annex 5.9 to this Schedule B which, when aggregated with the cumulative total amount expended on such projects by the Cinemex Companies, causes the total amount expended on such projects to exceed 74'500,000.00 pesos.

      5.10 NO UNDISCLOSED LIABILITIES. Except as set forth on Annex 5.10 to this Schedule B, the Cinemex Companies have no liabilities or obligations of any nature that would be required to be reflected or disclosed on the Balance Sheet or in the notes thereto under GAAP, except for (a) liabilities or obligations reflected or reserved against in the Balance Sheet or in the notes thereto or the Interim Balance Sheet and (b) current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

      5.11 TAXES.

            (a) The Cinemex Companies have filed or caused to be filed on a timely basis all material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Mexican Legal Requirements. Cinemex has delivered or made available to Buyers copies of all such Tax Returns filed since 1998. The Cinemex Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by any Cinemex Company, except such Taxes, if any, as are listed in Annex 5.11 to this Schedule B and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

            (b) All deficiencies proposed as a result of audits of such Tax Returns have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings. No Cinemex Company has been informed of any pending audit relating to any Cinemex Company or any Tax Return of any Cinemex Company. Except as described in Annex 5.11 to this Schedule B, no Cinemex Company has given or been requested to give


                                    Sch. B-5
waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations which remain in effect relating to the payment of Taxes of any Cinemex Company or for which any Cinemex Company may be liable.

            (c) The charges, accruals, and reserves with respect to all material Taxes on the books of the Cinemex Companies as a whole are adequate (determined in accordance with GAAP) and fairly approximate the Cinemex Companies liability for Taxes accrued as of the date hereof. To the Knowledge of Cinemex, there exists no written (or, within the past 12-months, any other) proposed tax assessment against any Cinemex Company except as disclosed in the Balance Sheet or in Annex 5.11 to this Schedule B. All Taxes that any Cinemex Company is or was required by Mexican Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

            (d) All Tax Returns filed by (or that include on a consolidated basis) any Cinemex Company, as amended, are true, correct and complete in all material respects. There is no tax sharing agreement that will require any payment by any Cinemex Company (other than to or on behalf of another Cinemex Company) after the Closing Date.

            (e) Except as set forth on Annex 5.11 to this Schedule B, no Cinemex Company is currently the beneficiary of any extension of time within which to file any material Tax Return. Except as set forth in Annex 5.11 to the Knowledge of Cinemex to this Schedule B, no written (or, within the past 12-months, any other) claim has ever been made to any Cinemex Company by any authority in a jurisdiction where any Cinemex Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction in any material respect.

      5.12 NO MATERIAL ADVERSE EFFECT. Since the date of the Balance Sheet, there has not been any Material Adverse Effect.

      5.13 EMPLOYEE BENEFITS.

            (a) Except as provided by law or as set forth in Annex 5.13 to this Schedule B hereto, none of the Cinemex Companies is a party to or bound by (i) any Contracts with any of the members of the Board of Directors of any Cinemex Company; or (ii) any bonus, deferred compensation, severance pay, profit sharing, pension, retirement, stock purchase, stock option, insurance (including life, retirement, medical, dental or other insurance), or other material plans, fringe benefit or any other employee benefit plan, whether formal or informal, relating to any Cinemex Company, except for the payment of bonuses, deferred compensation, severance amounts or fringe benefits to individual employees in the Ordinary Course of Business that are determined or made on an individual basis and are not generally available to (and which do not create any obligation to) other employees or groups of employees of any Cinemex Company (collectively, the "Plans"). With respect to each Plan, true, correct and complete copies of each material document related to such Plan (including without limitation, agreement, trust, insurance contract, arrangement, and each amendment thereto) have been made available or have been delivered to Buyers.


                                    Sch. B-6

            (b) Each Cinemex Company has performed and complied in all material respects with all of their obligations under and with respect to the Plans, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and each of the Plans has, at all times, in form, operation and administration complied in all material respects with its terms and all other applicable Mexican Legal Requirements.

      5.14 COMPLIANCE WITH MEXICAN LEGAL REQUIREMENTS; MEXICAN GOVERNMENTAL AUTHORIZATIONS.

            (a) Except as set forth in Annex 5.14 to this Schedule B or as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

            (i) each Cinemex Company is, and at all times since January 1, 2000 has been, in compliance with each Mexican Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership, possession, or use of any of its assets;

            (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Cinemex Company of, or a failure on the part of any Cinemex Company to comply with, any Mexican Legal Requirement, or (B) may give rise to any obligation on the part of any Cinemex Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature required under any Mexican Legal Requirement; and

            (iii) no Cinemex Company has received, at any time since January 1, 2000, any notice or other written communication from any Mexican Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Mexican Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of any Cinemex Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            (b) Each Cinemex Company holds all Mexican Governmental Authorizations required to be held by such Cinemex Company (and such Mexican Governmental Authorizations are valid and in full force and effect) except where the failure to hold such Mexican Governmental Authorizations would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth in Annex 5.14 to this Schedule B or as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

            (i) each Cinemex Company is, and at all times since January 1, 2000 has been, in full compliance with all of the terms and requirements of each Mexican Governmental Authorization held by such Cinemex Company;

            (ii) no Cinemex Company has received, at any time since January 1, 2000, any notice or other written communication from any Mexican Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Mexican Governmental

                                    Sch. B-7

      Authorization held by such Cinemex Company, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Mexican Governmental Authorization held by such Cinemex Company;

            (iii) all applications required to have been filed for the renewal of the Mexican Governmental Authorizations held by any Cinemex Company listed on Annex 5.14 to this Schedule B have been duly filed on a timely basis with the appropriate Mexican Governmental Bodies, and all other filings required to have been made with respect to such Mexican Governmental Authorizations have been duly made on a timely basis with the appropriate Mexican Governmental Bodies; and

            (iv) the Cinemex Companies collectively hold all Mexican Governmental Authorizations necessary to permit them to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit them to own and use their assets in the manner in which they currently own and use such assets.

            (c) Except as set forth on Annex 5.14 to this Schedule B, the Cinemex Companies collectively hold all Mexican Governmental Authorizations the failure to hold of which (i) could reasonably be expected to lead to the temporary or permanent closure of any motion picture theater, or the principal concession operation of any motion picture theater, owned or operated by any Cinemex Company or (ii) could reasonably be expected to render unlawful the operation of any motion picture theater, or the principal concession operation of any motion picture theater, owned or operated by any Cinemex Company.

      5.15 LEGAL PROCEEDINGS; ORDERS.

            (a) Except as set forth in Annex 5.15 to this Schedule B, there are no pending Proceedings:

            (i) that have been commenced by or against any Cinemex Company or that would otherwise, individually or in the aggregate, be reasonably expected to have Material Adverse Effect; or

            (ii) that challenge, or that would, individually or in the aggregate, reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

      To the Knowledge of Cinemex, no such Proceedings have been Threatened. Cinemex has made available to Buyers copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Annex 5.15 to this Schedule B.

      (b) Except as set forth in Annex 5.15 to this Schedule B:

            (i) there is no Order to which any of the Cinemex Companies, or any of the assets owned or used under legal title by any Cinemex Company, is subject; and


                                    Sch. B-8

            (ii) to the Knowledge of Cinemex, no officer, director, agent or key employee of any Cinemex Company is subject to any Order that prohibits such officer, director, agent or key employee from engaging in or continuing any conduct, activity or practice material to the business of any Cinemex Company.

            (c) Except as set forth in Annex 5.15 to this Schedule B:

            (i) each Cinemex Company is, and at all times since January 1, 2000 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned, leased, or used under legal title by it, is or has been subject, subject to such exceptions which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

            (ii) no Cinemex Company has received, at any time since January 1, 2000, any notice or other communication (oral or written) from any Mexican Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which any Cinemex Company, or any of the assets owned or used under legal title by any Cinemex Company, is or has been subject, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      5.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Annex
5.16 to this Schedule B, since the date of the Balance Sheet, the Cinemex Companies have conducted their businesses only in the Ordinary Course of Business and there has not been, other than as part of the Recapitalization, any:

            (a) change in any Cinemex Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Cinemex Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Cinemex Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

            (b) amendment to the Organizational Documents of any Cinemex
Company;

            (c) payment or increase by any Cinemex Company of any bonuses, salaries, or other compensation to any stockholder, director, officer (except for payment at the rates in effect on the date of the Balance Sheet, or except in the Ordinary Course of Business) employee, or entry into any employment, severance or similar Contract with any director, officer or employee;

            (d) adoption of, or increase in the payments to or benefits under, any Plan;

            (e) damage to or destruction or loss of any asset or property of any Cinemex Company, whether or not covered by insurance, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;


                                    Sch. B-9

            (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, lease, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Cinemex Company of at least $2,500,000 pesos (excluding film Contracts, screen advertising Contracts having a duration of less than one year, internet provider Contracts and, solely in the case of the entering into of Contracts, the other Contracts disclosed on Annex 5.17(a) to Schedule B);

            (g) sale (other than sales of inventory in the Ordinary Course of Business and sales or other dispositions of equipment deemed surplus, obsolete or no longer necessary to the business of any Cinemex Company), lease or other disposition of any material asset or property of any Cinemex Company or mortgage, pledge or imposition of any Encumbrance on any material asset or property of any Cinemex Company, including the sale, lease or other disposition of any material intellectual property;

            (h) cancellation or waiver of any claims or rights with, to Cinemex's Knowledge, a value to any Cinemex Company in excess of $1'000,000 pesos;

            (i) change in the accounting methods used by any Cinemex Company; or

            (j) agreement, whether oral or written, by any Cinemex Company to do any of the foregoing.

      5.17 CONTRACTS; NO DEFAULTS.

            (a) Annex 5.17(a) to this Schedule B contains a complete and accurate list, and Cinemex has, in the case of written Contracts, made available to Buyers true and complete copies, of:

            (i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more of the Cinemex Companies of an amount or value in excess of $1,000,000 pesos (excluding Contracts that are terminable by a Cinemex Company without penalty or cost to the Cinemex Companies in excess of $1,000,000 pesos);

            (ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or other liabilities and/or receipts of one or more of the Cinemex Companies in excess of $1,000,000 pesos (excluding Contracts that are terminable by a Cinemex Company without penalty or cost to the Cinemex Companies in excess of $1,000,000 pesos);

            (iii) each loan agreement, promissory note, bond, letter of credit or other Applicable Contract evidencing Cinemex Indebtedness or any guarantee or similar obligation of any Cinemex Company with respect to indebtedness for borrowed money or any other similar payment obligation of any Person (other than any Cinemex Company);

            (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of,


                                    Sch. B-10
      leasing of, title to, use of, or any leasehold or other similar interest in, any real or personal property (except any personal property lease having payments of less than $1'000,000 pesos and with a term of less than one (1) year);

            (v) each material licensing agreement or other material Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any intellectual property other than (x) any licensing agreements or other Applicable Contracts entered into by any Cinemex Company in the Ordinary Course of Business which primarily relate to the exhibition by such Cinemex Company of a particular motion picture or (y) "shrink-wrap" or other software licenses generally available from commercial venders or retailers which do not require ongoing royalty payments;

            (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

            (vii) each joint venture, partnership, and other similar Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Cinemex Company with any other Person, excluding Contracts entered into in the Ordinary Course of Business by a Cinemex Company;

            (viii)each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Cinemex Company or any affiliate of any Cinemex Company or limit the freedom of any Cinemex Company or any affiliate of any Cinemex Company to engage in any line of business or to compete with any Person or in any territory;

            (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods, excluding Contracts entered into in the Ordinary Course of Business by a Cinemex Company;

            (x) other than those held by Messrs. Davila, Fastlicht and Heyman, each power of attorney for (A) acts of ownership, (B) acts of management or (C) to subscribe or execute negotiable instruments, in each case, that is currently effective and outstanding and which will not be terminated prior to the Closing;

            (xi) each Applicable Contract under which a Cinemex Company is committed for individual capital expenditures in excess of $2'500,000 pesos or aggregate capital expenditures in excess of $10'000,000 pesos;

            (xii) each employment, consulting or other similar Applicable Contract with employees or consultants of any Cinemex Company remaining in effect after the Closing Date and which are not terminable at the will of the applicable Cinemex Company without cost or liability to any Cinemex Company; and


                                    Sch. B-11

            (xiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

            (b) Except as set forth in Annex 5.17(b) to this Schedule B to the Knowledge of Cinemex no officer, director, agent, key employee, consultant or contractor of any Cinemex Company is bound by any Contract that purports to limit the ability of such officer, director, agent, key employee, consultant, or contractor to (i) engage in or continue any conduct, activity, or practice material to the business of any Cinemex Company, or (ii) assign to any Cinemex Company or to any other Person any rights to any invention, improvement or discovery.

            (c) Except as set forth in Annex 5.17(c) to this Schedule B, each Contract required to be identified in Annex 5.17(a) to this Schedule B is in full force and effect and is valid and enforceable against the Cinemex Company party thereto in accordance with its terms.

            (d) Except as set forth in Annex 5.17(d) to this Schedule B:

            (i) each Cinemex Company is, and at all times since January 1, 2002 has been, in substantial compliance with all material terms and requirements of each material Contract identified on Annex 5.17(a) to this Schedule B;

            (ii) to the Knowledge of Cinemex, each other Person that has any material obligation or liability under any material Contract identified or required to be identified on Annex 5.17(a) to this Schedule B is, and at all times since January 1, 2002 has been, in substantial compliance with all material terms and requirements of such Contract;

            (iii) to the Knowledge of Cinemex, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with, or result in a violation or breach of, or give (x) any Person other than a Cinemex Company or (y) to the Knowledge of Cinemex, any Cinemex Company the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract identified on Annex 5.17(a) to this Schedule B; and

            (iv) no Cinemex Company has given to or received from any other Person, any notice or other written communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any material Contract on Annex 5.17(a) to this Schedule B; and

            (v) there are no pending renegotiations of, current attempts to renegotiate, or outstanding rights to renegotiate any material terms and conditions or material amounts paid or payable to any Cinemex Company under any of the material Contracts identified on Annex 5.17(a) to this Schedule B with any Person and no such Person has made written demand for such renegotiation.

      5.18 INSURANCE. Annex 5.18 to this Schedule B contains a complete list of all of the Cinemex Companies' policies of insurance in effect as of the date hereof. All of such policies are in full force and effect, and there is no default (beyond any applicable grace or cure period)


                                    Sch. B-12
with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any liability policy in a timely fashion or in the manner or detail required by such liability policy such that the Cinemex Companies' rights to insurance recovery under such policies would be prejudiced thereby in any material respect. Cinemex has delivered or made available copies of all such policies to Buyers. Except as set forth in Annex 5.18 to this Schedule B, there are no overdue and unpaid premiums or claims, and no retroactive or retrospective premium adjustments with respect to such policies, and no notice of cancellation or nonrenewal has been received by any Cinemex Company with respect to, or disallowance of any claim under, any such policy.

      5.19 ENVIRONMENTAL MATTERS.

            (a) Except as set forth in Annex 5.19 to this Schedule B:

            (i) Each Cinemex Company is in material compliance with all Environmental Laws;

            (ii) no Cinemex Company has made, caused or contributed to any Release of Hazardous Materials in violation of any Environmental Law;

            (iii) (A) none of the operations or business of any Cinemex Company is subject to any judicial or administrative proceeding alleging the violation of any Environmental Law, (B) none of the operations or business of any Cinemex Company is subject to any compliance agreement or settlement agreement resulting from an alleged violation of any Environmental Law, and (C) none of the operations or business of any Cinemex Company is the subject of any federal, state or local investigation or Threatened investigation regarding a violation or alleged violation of any Environmental Law;

            (iv) to the Knowledge of Cinemex, (A) none of the business of the Cinemex Companies involves any Hazardous Activity, and (B) none of the Cinemex Companies has knowledge of any Hazardous Materials in, on, over or under any of the Facilities other than Hazardous Materials maintained in small quantities in appropriate containers for use in the ordinary course of maintenance and operation of the Facilities and in material compliance with applicable Environmental Laws;

            (v) to the Knowledge of Cinemex, there is no condition arising from the operations of the Cinemex Companies that could reasonably be expected to result in claims against any of the Cinemex Companies, for Cleanup costs, damages to natural resources, or for personal injury claims under applicable Environmental Laws or as required by any Governmental Body with jurisdiction over such matters; and

            (vi) each of the Cinemex Companies possesses all material Mexican Governmental Authorizations required under any Environmental Law to conduct its business, and such Mexican Governmental Authorizations are in full force and effect.

      5.20 EMPLOYEES.


                                    Sch. B-13

            (a) Annex 5.20 to this Schedule B contains a list of the name, position, seniority, salary and labor benefits of all employees of the Cinemex Companies (including employees of companies rendering employment and personnel services to the Cinemex Companies) with an annual salary in excess of $600,000 pesos as of May 31, 2002 and, should the case may be, of any contracts or arrangements with them.

            (b) Except as disclosed on Annex 5.20 to this Schedule B, none of the Cinemex Companies have made any arrangements with any employees of the Cinemex Companies which would have the effect of depriving any of the Cinemex Companies of the continued service of any such employees following the Closing Date.

      5.21 LABOR RELATIONS; COMPLIANCE.

            (a) Except as set forth in Annex 5.21 to this Schedule B, no Cinemex Company is a party to any collective bargaining or other labor Contract and, as of the date of execution of this Agreement, none of the Cinemex Companies is negotiating with the unions mentioned in Annex 5.21 to this Schedule B or any other unions.

            (b) Since January 1, 2000, and except as set forth in Annex 5.21 to this Schedule B, there has not been, there is not presently pending or existing, and there is not Threatened (i) any strike, slowdown, picketing, work stoppage, or interruptions of work against any of the Cinemex Companies; (ii) any Proceeding against any Cinemex Company relating to the alleged violation of any Mexican Legal Requirement pertaining to labor relations or employment matters, organizational activity, or other labor or employment dispute or controversy against any of the Cinemex Companies or their currently owned, leased or operated Facilities or (iii) any application for certification of a collective bargaining agent. Except as set forth on Annex 5.21 to this Schedule B, there is no lockout of any employees by any Cinemex Company, and no such action is contemplated by any Cinemex Company.

            (c) Each Cinemex Company has substantially complied with all Mexican Legal Requirements relating to employees and employment. Except as disclosed on Annex 5.21 to this Schedule B, no Cinemex Company is liable for the payment of any compensation, Damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Mexican Legal Requirements.

      5.22 INTELLECTUAL PROPERTY. Each Cinemex Company owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business as currently conducted. Except as set forth in Annex 5.22 to this Schedule B, to the Knowledge of Cinemex, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Cinemex Company is liable to any Person for infringement under applicable Mexican Legal Requirements with respect to any such rights as a result of its business operations.

      5.23 CERTAIN PAYMENTS. Since January 1, 2000, no Cinemex Company or director or officer of any Cinemex Company, or to the Knowledge of Cinemex, any employee, agent or


                                    Sch. B-14
other Person acting for or on behalf of any Cinemex Company, has directly or indirectly made any payments, gifts or rebates (whether in cash, property or services) to any Person (i) in violation of Mexican Legal Requirements or (ii) which, if Cinemex were subject to the United States Foreign Corrupt Practices Act of 1977, as amended, would have violated the same, except in either case for payments, gifts or rebates (whether in cash, property or services) which, if discontinued subsequent to the Closing, could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

      5.24 RELATIONSHIPS WITH RELATED PERSONS. Except as set forth on Annex 5.24 to this Schedule B, no director or officer of any Cinemex Company, or to the Knowledge of Cinemex, any Related Person of such director or officer has, or is an owner of, or since January 1, 2000 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has, (i) had business dealings or a material financial interest in any transaction with any Cinemex Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Cinemex Companies at substantially prevailing market prices and on substantially prevailing market terms and conditions, or (ii) engaged in the business of (a) developing, owning or operating motion picture theaters or exhibiting motion pictures in Mexico, or (b) within the vicinity of any motion picture theater owned or operated by any Cinemex Company selling food, snacks or concession services (in either case, a "Competing Business"), except for the direct or indirect ownership of less than one percent of the outstanding capital stock of any Competing Business (or Person that directly or indirectly owns such interest in a Competing Business) that is publicly traded on any recognized exchange or in the over-the-counter market.

      5.25 BROKERS OR FINDERS. No Cinemex Company and, to the Knowledge of Cinemex, none of their respective agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      5.26 NO UNITED STATES PRESENCE. None of the real estate property owned by any Cinemex Company or which any Cinemex Company leases or has any other interest therein, and none of the buildings, equipment, inventories and other tangible assets of any Cinemex Company are located in the United States within the meaning of Rule 802.51 of the HSR Act. No Cinemex Company is organized under the laws of the United States or any state or other jurisdiction within the United States. The Cinemex Companies have not made aggregate sales in or into the United States of over $50 million United States Dollars in the most recently completed fiscal year within the meaning of Rule 802.51 of the HSR Act.

                             ADDITIONAL DEFINITIONS

      "Ancillary Agreements" shall mean ancillary agreements to be delivered by the respective parties to the Cinemex Stock Purchase Agreement and to be delivered by the respective parties to the Inducement Agreement.

      "Applicable Contract" shall mean any Contract (a) under which any Cinemex Company has or may acquire any rights, (b) under which any Cinemex Company has or may become


                                    Sch. B-15
subject to any obligation or liability, or (c) by which any Cinemex Company or any of the assets owned or used by it is or may become bound.

      "Balance Sheet" has the meaning set forth in Section 5.6 of this Schedule
B.

      "Cleanup" shall mean the cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions.

      "Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural source.

      "Environmental Law" shall mean any Mexican Legal Requirement that requires or relates to:

            (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

            (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

            (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

            (d) protecting resources, species or ecological amenities;

            (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

            (f) cleaning up pollutants that have been released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

            (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

      "Facilities" shall mean any real estate property, leaseholds or other similar interests currently or formerly owned or operated by any Cinemex Company and any buildings, plants, structures or equipment (including motor vehicles) currently or formerly owned, leased or operated by any Cinemex Company.

      "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the


                                    Sch. B-16

Environment, and any other act, business or operation that poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Cinemex Companies, as the case may be.

      "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant in amounts and concentrations which are regulated under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and friable asbestos or friable asbestos-containing materials.

      "Interim Balance Sheet" shall have the meaning set forth in Section 5.6 of this Schedule B.

      "Partly-Owned Person" shall mean, with respect to any Person, any corporation or other Person (other than a Subsidiary of the first Person) of which securities or other interests are held by such Person or one or more of its Subsidiaries.

      "Plans" shall have the meaning set forth in Section 5.13(a) of this Schedule B.

      "Release" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.


                                    Sch. B-17

                                                                      SCHEDULE C

                     SHAREHOLDER                                                              Shares            Percentage
CPH, HCL, NA, HAL, Barbados
and Strawinsky, jointly and severally, ("Hoyts")                                            1,137,963            29.9350%
JPMCC Belgium SCA                                                                             757,643            19.9304%
Sixty Wall Street Belgium SCA                                                                  46,393             1.2204%
CMEX Investors, L.P.                                                                          599,868            15.7800%
Adolfo Benjamin Fastlicht Kurian                                                              215,636             5.6725%
Miguel Angel Davila Guzman                                                                    210,485             5.5370%
Matthew David Heyman Podvin                                                                   209,773             5.5182%
Stein International Investments                                                                77,363             2.0351%
Mark Fastlicht y Sackler                                                                       57,168             1.5038%
Pilar Gonzalez Parra                                                                           44,516             1.1710%
Eagle LLC                                                                                      41,783             1.0991%
Abrahim Zaki Saadia Mussali                                                                    41,058             1.0801%
Cesar Montemayor                                                                               31,984             0.8414%
Oregon Trail Eye Clinic Partnership Profit Sharing Plan, for
the benefit of Mylan R. VanNewkirk                                                             28,531             0.7505%
Inmobiliaria y Constructora K, S.A. de C.V.                                                    25,788             0.6784%
Alexis Falquier Warnier                                                                        21,403             0.5630%
Ricardo Haneine Haua                                                                           21,403             0.5630%
Cipriano Santiesteban Aja                                                                      19,632             0.5164%
Eduardo Davila Guzman                                                                          18,958             0.4987%
Jeffrey Fastlicht Kurian                                                                       17,875             0.4702%
Irvin Goldman y Barbara Goldman                                                                17,287             0.4547%
Antonio Cepeda Lopezhermosa                                                                    55,706             1.4654%
Sonia Tendler                                                                                  10,701             0.2815%
Ronald F. Getto y Karen S. Getto                                                                9,078             0.2388%
Palmer & Sons LLC                                                                               8,035             0.2114%
Betty S. VanNewkirk, John D. VanNewkirk y Mylan R. VanNewkirk                                   7,135             0.1877%
Mario Epelbaum Lask                                                                             6,808             0.1791%
Karen Brodsky de Jinich                                                                         6,715             0.1766%
Michael D. Fernhoff y Mary Ellen P. Fernhoff                                                    6,232             0.1639%
Carlos Jinich Ripstein                                                                          6,194             0.1629%
Michael Perlo Kurian                                                                            3,601             0.0947%
Jonathan Perlo Kurian                                                                           3,600             0.0947%
Alan Benjamin Jaet Kurian                                                                       9,271             0.2439%
Jaime Paul Jaet Kurian                                                                          9,270             0.2439%
Ricardo Jinich Gancz                                                                            2,363             0.0622%
UEMCO X, L.L.C.                                                                                 2,280             0.0600%
Steven J. Rosenfield                         (Decedant's Trust)                                 1,617             0.0425%
Brenda Denise Jaet Kurian                                                                       6,667             0.1754%
Julie Rosenfield (Julie Friedman)     (Trust)                                                   1,616             0.0425%
Marci Rosenfield (Marci Lefkovits)    (Trust)                                                   1,616             0.0425%
Stephanie Nea Kurian Maltz de Fastlicht                                                           398             0.0105%
Damian Piza Velazquez                                                                              35             0.0009%


                                    Sch. B-18